UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Arcosa, Inc.
(Name of Registrant as Specified In Its Charter)
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ARCOSA

2021 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Dear Fellow Shareholders:
We are pleased to invite you to our Annual Meeting of Shareholders on Tuesday, May 4, 2021 at 8:30 a.m., Central Daylight Time. For the continued protection of the health and safety of our shareholders, employees, and other stakeholders, the Annual Meeting of Shareholders will be held virtually via the Internet through a live, audio-only webcast. Shareholders will be able to participate, listen, vote, and submit questions virtually from any remote location with Internet connectivity. A notice of the meeting and a proxy statement containing information about the matters to be acted upon are attached to this letter.
Your vote is important to us. Whether or not you plan to attend virtually, we encourage you to vote in advance of the Annual Meeting of Shareholders by telephone, by Internet, or by signing, dating and returning your proxy card (or voting instruction form, if you hold shares through a broker or other nominee) by mail. You may also vote virtually during the Annual Meeting of Shareholders by following the instructions included in Arcosa, Inc.’s 2021 Proxy Statement.
Thank you for being a shareholder and for your continued support and interest in Arcosa, Inc.
Best regards,
/s/ Rhys J. Best
Rhys J. Best
Chairman of the Board

Notice of Annual Meeting of Shareholders
To Be Held on May 4, 2021
To Our Shareholders:
Please join us for the 2021 Annual Meeting of Shareholders of Arcosa, Inc. (“Arcosa”). The meeting will be held virtually at www.virtualshareholdermeeting.com/ACA2021 on Tuesday, May 4, 2021, at 8:30 a.m., Central Daylight Time.
At the meeting, the shareholders will act on the following matters:
(1)	Election of three (3) Class II Directors and three (3) Class III Directors, each to serve for a one-year term ending at the 2022 Annual Meeting of Shareholders;
(2)	Advisory vote on named executive officer compensation;
(3)	Ratification of the appointment of Ernst & Young LLP as Arcosa’s independent registered public accounting firm for the year ending December 31, 2021; and
(4)	Any other matters that may properly come before the meeting, or any adjournments or postponements thereof.
All shareholders of record at the close of business on March 15, 2021 are entitled to vote during the virtual meeting, or at any postponement or adjournment of the meeting. A list of the shareholders is available at Arcosa’s offices in Dallas, Texas, and will be made available to shareholders in secure electronic format during the shareholder meeting.
By Order of the Board of Directors,

MARK J. ELMORE
Associate General Counsel and Corporate Secretary
March 23, 2021
YOUR VOTE IS IMPORTANT!
We urge you to cast your vote promptly, even if you plan to attend the virtual Annual Meeting. You may vote in advance via the Internet, by telephone or, if you have received or requested a printed version of these proxy materials, by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2021: This Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2020, are available for viewing, printing, and downloading at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders
Time and Date	Virtual	Record Date	Voting
8:30 a.m., Central Daylight Time, May 4, 2021	www.virtualshareholdermeeting. com/ACA2021	March 15, 2021	Shareholders as of the record date are entitled to vote
Agenda and Voting Recommendations
Proposal No.	Description	Board Recommendation	Page
1	Election of Class II and Class III Directors	✔ FOR each nominee	13
2	Advisory vote to approve named executive officer compensation	✔ FOR	17
3	Ratification of Ernst & Young LLP as Arcosa’s independent registered public accounting firm for the year ending December 31, 2021	✔ FOR	18
Class II Director Nominees
The following table provides summary information about each nominee for Class II director to serve for a one-year term expiring at the 2022 annual meeting of shareholders, or when their successors are duly elected and qualified or earlier upon death, resignation, retirement, disqualification or removal. Each director is elected by a majority of votes cast.
Nominee	Age	Principal Occupation	Committees
Joseph Alvarado	68	Former Chairman and Chief Executive Officer of Commercial Metals Company	Human Resources Committee Governance and Sustainability Committee
Jeffrey A. Craig	60	Executive Chairman of Meritor, Inc.	Audit Committee
John W. Lindsay	60	Chief Executive Officer and President of Helmerich & Payne, Inc.	Human Resources Committee
Class III Director Nominees
The following table provides summary information about each nominee for Class III director to serve for a one-year term expiring at the 2022 annual meeting of shareholders, or when their successors are duly elected and qualified or earlier upon death, resignation, retirement, disqualification or removal. Each director is elected by a majority of votes cast.
Nominee	Age	Principal Occupation	Committees
Rhys J. Best	74	Non-Executive Chairman of Arcosa, Inc. and MRC Global, Inc.	None
David W. Biegler	74	Retired Vice Chairman of TXU Corp.	Human Resources Committee (Chair)
Antonio Carrillo	54	President and Chief Executive Officer of Arcosa, Inc.	None
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Corporate Governance Highlights
Arcosa is committed to strong corporate governance practices, which we believe recognize shareholder interests and support the success of our business. Our corporate governance practices are highlighted below:
✔	Independent Board Chairman
✔	8 of 9 Board members are independent
✔	Limits on other public company board service
✔	Regularly-scheduled executive sessions of independent directors
✔	100% Independent Audit, Human Resources, and Governance and Sustainability Committees
✔	Majority voting policy for uncontested director elections
✔	Enterprise Risk Management program with full Board and committee oversight
✔	Annual Board and committee self-performance evaluations
✔	Shareholders’ ability to nominate directors through proxy access
✔	Robust director and senior officer stock ownership requirements
✔	Policies prohibiting short sales, hedging, margin accounts, and pledging of Arcosa stock
✔	Extensive shareholder engagement program
✔	Clawback policy in place
How to Vote
Advance Voting Methods

ONLINE Go to www.proxyvote.com	TOLL-FREE NUMBER	MAIL (if you received a paper copy of the proxy materials by mail)	SMART PHONE
You will need the 16-digit control number provided in your proxy materials.	Use the toll-free number on the Notice or Proxy Card	Mark, sign, date and promptly mail the enclosed Proxy Card in the postage-paid envelope	Scan the QR code on your Notice Card to vote.
Voting and Questions During the Annual Meeting of Shareholders
Shareholders may vote their shares electronically online during the Annual Meeting of Shareholders. If you choose to vote your shares online during the meeting, please follow the instructions posted at www.virtualshareholdermeeting.com/ACA2021. You will need the 16-digit control number included on your proxy card or voting instruction form. Voting electronically online during the Annual Meeting of Shareholders will replace any previous votes. Shareholders may submit pertinent questions prior to or during the meeting, and questions will be answered during the meeting, subject to time constraints. For more information on how to submit pertinent questions, please follow the instructions posted at www.virtualshareholdermeeting.com/ACA2021.
Whether or not you plan to attend the virtual meeting, we encourage you to vote by proxy as soon as possible.
Your shares will be voted in accordance with your instructions.
2021 PROXY STATEMENT | 2

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Date:	May 4, 2021
Time:	8:30 a.m., Central Daylight Time Virtual
Location:	www.virtualshareholdermeeting.com/ACA2021
This Proxy Statement is being provided to the shareholders of Arcosa, Inc. (“Arcosa” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of Arcosa to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/ACA2021 on Tuesday, May 4, 2021, at 8:30 a.m., Central Daylight Time, or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Arcosa’s mailing address is 500 N. Akard St., Suite 400, Dallas, Texas 75201.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Who is entitled to vote and how many votes do I have?
The outstanding voting securities of Arcosa consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 15, 2021. At that date, 48,174,797 shares of Common Stock were outstanding and entitled to be voted. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials?
In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Annual Report to Shareholders for the fiscal year ended December 31, 2020 (“2020 Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to shareholders on or about March 23, 2021. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how to submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares?
Shareholder of Record or Registered Shareholder. If your shares of Common Stock are registered directly in your name with our transfer agent, you are considered a “shareholder of record” or a “registered shareholder” of those shares.
Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm, or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these
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proxy materials from the bank, brokerage firm, or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm, or similar organization as to how to vote the shares held in your account.
How do I vote if I am a shareholder of record?
In Advance by Telephone or Internet. All shareholders of record can vote by telephone using the toll-free telephone number on the Notice or proxy card, or via the Internet at www.proxyvote.com, and using the procedures and instructions described on the Notice or proxy card. You will need the 16-digit control number provided in your proxy materials.
In Advance by Written Proxy. If you are a shareholder of record and receive a Notice card, you may request a written proxy card by following the instructions included in the Notice.
Virtually During the Meeting. All shareholders of record may vote by attending the meeting virtually at www.virtualshareholdermeeting.com/ACA2021.
Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.
How do I vote if I am a beneficial owner of shares?
As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail. As a beneficial owner, you are invited to virtually attend the Annual Meeting, but you may not vote your shares at the Annual Meeting unless you request and obtain a valid legal proxy from your broker giving you the legal right to vote the shares virtually during the Annual Meeting.
Who will vote my shares during the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?
The persons named as proxies in the proxy card or electronic voting form will vote your shares according to your instructions. If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the three nominees for Class II director and three nominees for Class III director as set forth in this Proxy Statement; (ii) FOR approval, on an advisory basis, of the compensation of Arcosa’s named executive officers as disclosed in these materials; and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of Arcosa for the year ending December 31, 2021.
What is a Broker Non-Vote?
A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary, or routine, matter but does not have the authority to vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters.
Under New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2021 (Proposal 3) is considered a “discretionary” or “routine” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” or “non-routine” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
Can I change or revoke my vote?
If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you cast your vote by executing a proxy card bearing a later date, vote by telephone or Internet, or by virtually attending the Annual Meeting and submitting your vote virtually during the Annual Meeting. The proxy may be revoked at any time before it is exercised by filing with Arcosa a written revocation addressed to the Corporate Secretary.
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If you hold your shares in street name, you must contact your broker, bank, or other nominee for specific instructions on how to change or revoke your vote.
What constitutes a “quorum” for the meeting?
The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.
What is the voting requirement to approve each of the proposals, and how are votes counted?
Proposal	Description	Votes Required for Approval	Effect of Abstention
1	Election of Class II and Class III Directors	Affirmative vote of a majority of the votes cast for the election of directors during the virtual Annual Meeting
An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.

An incumbent director nominee who is not elected is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Proposal 1 - Election of Class II and Class III Directors.”

2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
3	Ratification of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2021	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.
Cumulative voting is not permitted in the election of directors. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.
Who pays for the solicitation of proxies?
The cost of soliciting proxies will be borne by Arcosa. In addition to the use of postal services or the Internet, proxies may be solicited by directors, officers, and employees of Arcosa (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. Arcosa has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $11,000 plus expenses.
What does it mean if I receive more than one Notice, proxy card, or voting instructions?
This means that you have multiple accounts in which you own our Common Stock. Please vote all Notices, proxy cards, or voting instructions from us to ensure that all of your shares of Common Stock are voted.
What is “householding”?
In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report, or Proxy Statement, as applicable, to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the shareholders. If you received a householded mailing this year and would like to have additional copies of the Notice,
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Annual Report, Proxy Statement, or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201, or by telephone at 972-942-6500. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.
If you are currently a shareholder sharing an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.
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CORPORATE GOVERNANCE
Arcosa's business affairs are managed under the direction of the Board of Directors (also referred to in this Proxy Statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and Arcosa’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The role of the Board is to oversee the management of Arcosa for the benefit of the shareholders. This responsibility includes monitoring senior management’s conduct of Arcosa’s business operations and affairs; reviewing and approving Arcosa’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing Arcosa’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.
The Board has adopted Corporate Governance Principles, which are reviewed annually by the Governance and Sustainability Committee. Arcosa also has a Code of Business Conduct and Ethics, which is applicable to all employees of Arcosa, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, and controller, as well as the Board. Arcosa intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on Arcosa’s website at ir.arcosa.com to the extent applicable to an executive officer, principal accounting officer, controller, or a director of Arcosa. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on Arcosa’s website at ir.arcosa.com under the heading “Corporate Governance — Additional Governance Documents.”
Independence of Directors
The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. In addition, the Board established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on Arcosa’s website at ir.arcosa.com under the heading “Corporate Governance — Additional Governance Documents — Arcosa Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.
The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and Arcosa and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines.
As a result of its review, the Board affirmatively determined that the following directors are independent of Arcosa and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: Joseph Alvarado, Rhys J. Best, David W. Biegler, Jeffrey A. Craig, Ronald J. Gafford, John W. Lindsay, Douglas L. Rock, and Melanie M. Trent. The Board determined that Antonio Carrillo is not independent because of his employment by Arcosa.
Board Leadership Structure
As our independent, non-executive Chairman of the Board, Mr. Best (i) presides over all meetings of the Board and shareholders, (ii) reviews and approves meeting agendas, meeting schedules and other information, as appropriate, (iii) acts as a liaison between the outside directors and management, (iv) consults on shareholder engagement and governance matters, (v) has the right to call special board or shareholder meetings, and (vi) performs such other duties as the Board requires from time to time. The Board believes that this structure allows our Chief Executive Officer to focus on operating and managing Arcosa and leverages our Chairman’s experience in guidance and oversight. While the Board believes that this structure is currently in the best interests of Arcosa and its shareholders, it does not have a policy with respect to separating the Chairman of the Board and the Chief Executive Officer roles and could adjust the structure in the future as it deems appropriate.
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Our Audit, Governance and Sustainability, and Human Resources Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive Chairman of the Board and independent Audit, Governance and Sustainability, and Human Resources Committees provides a structure for strong independent oversight of our management.
Board Succession Planning
Board composition is one of the most critical areas of focus for the Board. Having the right mix of directors who bring diverse perspectives, business and professional experiences and skills, provides a foundation for robust dialogue, informed advice, and collaboration. The Board considers current Board skills, composition, tenure, and anticipated retirements to identify gaps that may need to be filled through Board succession planning and the Board refreshment process. The Board strives to ensure an environment that encourages diverse critical thinking and values innovative, strategic discussions to achieve a higher level of success for Arcosa.
Until recently, the Board has had a director retirement policy set forth in its Corporate Governance Principles, which provided that upon a director’s 75th birthday, a director was not eligible for nomination to stand for election, unless the Board determined otherwise. The current experience level of the Board and the need for continuity through any future changes in the Board membership were key factors in Arcosa’s decision to eliminate the mandatory retirement policy.
The Governance and Sustainability Committee and the full Board regularly discuss board succession. The Board believes that an annual evaluation process for deciding whether to re-nominate individuals for election is currently the most effective means of managing director succession, while also allowing for continuity of service. The Governance and Sustainability Committee is actively seeking to add new members, focusing on diversity and skillsets beneficial to Arcosa, and the elimination of the retirement policy allows time for new members to gain knowledge of Arcosa to facilitate a smooth transition.
Board Meetings and Committees
The directors hold regular and special meetings and spend such time on the affairs of Arcosa as their duties require. The Board held five meetings in 2020. The Board also meets regularly in non-management executive sessions. In 2020, all directors of Arcosa attended at least 75% of the meetings of the Board and the committees on which they served. It is Arcosa's policy that each director is expected to attend the Annual Meeting, and each director attended the 2020 Annual Meeting.
The standing committees of the Board are the Audit Committee, Governance and Sustainability Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on Arcosa’s website at ir.arcosa.com under the heading “Corporate Governance — Board Committees & Charters.” Mr. Carrillo, Chief Executive Officer and President (“CEO”) of Arcosa, does not serve on any Board committee. Director membership of the committees and the number of committee meetings held in 2020 are identified below.
Director	Audit Committee	Governance and Sustainability Committee	Human Resources Committee
Antonio Carrillo
Rhys J. Best
Joseph Alvarado		*	*
David W. Biegler			**
Jeffrey A. Craig	*
Ronald J. Gafford		**
John W. Lindsay			*
Douglas L. Rock	**
Melanie M. Trent	*	*
2020 Meetings	6	5	5
*Member
**Chair
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Audit Committee
The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of Arcosa’s financial statements and related disclosures; (ii) Arcosa’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of Arcosa’s independent auditing firm; (iv) the performance of Arcosa’s internal audit function; (v) Arcosa’s internal accounting and disclosure control systems and practices; (vi) Arcosa’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) Arcosa’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, our Vice President of Audit, and the independent auditors, Arcosa’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of Arcosa and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, and summaries of management’s travel and entertainment reports; and (c) performs such other matters as the Audit Committee deems appropriate.
The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to Arcosa by the independent auditors. The Audit Committee selects and retains the independent auditors for Arcosa and approves audit fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Rock, Chair of the Audit Committee, and Mr. Craig are each qualified as an audit committee financial expert within the meaning of SEC regulations.
Governance and Sustainability Committee
In September 2020, the Board approved a name change of the Corporate Governance and Directors Nominating Committee to the Governance and Sustainability Committee (the “G&S Committee”) to more fully capture the G&S Committee’s oversight of Arcosa’s environmental, social, and related governance (“ESG”) activities and initiatives. The functions of the G&S Committee are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and chairperson for each Board committee; periodically review and assess Arcosa’s Corporate Governance Principles and Arcosa’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review Arcosa’s orientation program for new directors and Arcosa’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; oversee the annual self-evaluation of the performance of the Board and its committees; and review and assess Arcosa’s activities and practices regarding sustainability and ESG matters that are significant to Arcosa. Each of the members of the G&S Committee is an independent director under the NYSE listing standards. In performing its annual review of director compensation, the G&S Committee may utilize independent compensation consultants from time to time to assist in making its recommendations to the Board.
The G&S Committee will consider director candidates recommended to it by shareholders. In considering candidates submitted by shareholders, the G&S Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the G&S Committee, a shareholder must submit the recommendation in writing and must include the following information:
•
the name of the shareholder, evidence of the person’s ownership of Arcosa stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the shareholder and the recommended candidate; and

•
the name, age, business and residence addresses of the candidate, the candidate’s resumé or a listing of his or her qualifications to be a director of Arcosa, and the person’s consent to be a director if selected by the G&S Committee, nominated by the Board, and elected by the shareholders.

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The shareholder recommendation and information described above must be sent to the Corporate Secretary at 500 N. Akard St., Suite 400, Dallas, Texas 75201, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date that Arcosa’s proxy statement was released in connection with the previous year’s Annual Meeting of Shareholders.
The G&S Committee believes that the qualifications for serving as a director of Arcosa are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Arcosa and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the G&S Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.
The G&S Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The G&S Committee may also engage firms that specialize in identifying director candidates. As described above, the G&S Committee will also consider candidates recommended by shareholders.
Once a person has been identified as a potential candidate, the G&S Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the G&S Committee determines that additional consideration is warranted, the G&S Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the G&S Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The G&S Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors; and (ii) that the Board has identified as important for new directors to possess. The G&S Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the G&S Committee does not have a formal diversity policy, the G&S Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The G&S Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.
Human Resources Committee
The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board in its responsibilities relating to the competitive compensation of Arcosa’s CEO. The HR Committee has been delegated authority by the Board to make compensation decisions with respect to the other named executive officers identified in this Proxy Statement. Each of the members of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees.
The HR Committee reviews management succession planning and approves awards under Arcosa’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Arcosa’s CEO and recommends his compensation to Arcosa’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to Arcosa’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other named executive officers.
The Role of the Compensation Consultant
In 2020, our HR Committee retained Pay Governance LLC (the “Compensation Consultant”) to provide a variety of executive compensation consultant services as an independent compensation consultant. The services provided by the Compensation Consultant in 2020 include: (i) review and assist in the design of Arcosa’s executive compensation programs, (ii) provide insight into executive compensation practices used by other companies, (iii) benchmark
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Arcosa’s executive compensation pay levels with relevant peer survey data, (iv) provide proxy disclosure information for comparator companies, and (v) provide input to the HR Committee on the risk assessment, structure, and overall competitiveness of Arcosa’s executive compensation programs.
The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that such Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2020 to the Compensation Consultant by Arcosa represented less than 1% of such Compensation Consultant’s total annual revenues for 2020. The internal policies of the Compensation Consultant prohibit its members, partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from acquiring securities in their client organizations. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of Arcosa. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from Arcosa and from management.
The Role of Management
The CEO, the CFO, and the head of Human Resources work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO's compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.
The Role of the HR Committee
Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentives, or long-term incentives. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.
The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of Arcosa’s shareholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to Arcosa, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.
Board’s Role in Risk Oversight
While management is responsible for the day-to-day management and mitigation of risk, our Board of Directors has ultimate responsibility for risk oversight. Management reviews and discusses risks with the Board of Directors as part of the business and operating review conducted at each of the regular meetings of the Board of Directors. While the Board of Directors has primary responsibility for overseeing Arcosa’s risk management, each committee of the Board of Directors also considers risk within its area of responsibility. Each committee regularly reports back to the Board on its risk oversight activities.
The Audit Committee assesses major financial risk exposures and steps taken by management to address the same, is responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures, and reviews risks identified during the internal and external auditors’ risk assessment procedures. The HR Committee reviews risks arising from our executive compensation programs and management succession planning. The G&S Committee oversees risks related to our governance structure and director compensation programs.
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Risk Assessment of Compensation Policies and Practices
The Compensation Consultant performed a risk assessment with respect to our 2020 incentive compensation plans applicable to our executive officers. Based on this review, the Compensation Consultant concluded that Arcosa's executive incentive programs do not encourage excessive risk-taking behaviors. Arcosa also conducted a detailed risk assessment of our 2020 compensation policies and practices (the “Compensation Policies”) for our employees, including our executive officers, and assessed the likelihood and potential impact of the risk presented by the Compensation Policies. Participants in the risk assessment included Arcosa’s management, human resources group, internal audit group, and the HR Committee. Based on this review, management has concluded that sufficient controls exist to mitigate the risks related to the Compensation Policies.
Compensation Committee Interlocks and Insider Participation
Messrs. Biegler, Alvarado, and Lindsay served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of Arcosa or any of its subsidiaries. There were no compensation committee interlocks during 2020.
Communications with Directors
The Board has established a process to receive communications by mail from shareholders and other interested parties. Shareholders and other interested parties may contact any member of the Board or the non-management directors as a group, any Board committee, or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary of Arcosa at 500 N. Akard St., Suite 400, Dallas, Texas 75201.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Employee, Officer, and Director Pledging and Hedging Policy
Arcosa has adopted a policy prohibiting pledging and hedging. The policy prohibits officers, directors, and employees of Arcosa and their respective related persons from (i) selling Arcosa securities short, (ii) pledging or hypothecating any Arcosa securities (e.g. using Arcosa securities for margin loans or to collateralize other indebtedness), or (iii) engaging in derivative transactions, including without limitation hedging, puts and calls, or other transactions involving Arcosa securities.
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PROPOSAL 1 - ELECTION OF CLASS II AND CLASS III DIRECTORS
The Board of Directors currently consists of nine members and is currently divided into three classes. The Class II directors and Class III directors have terms expiring at the Annual Meeting. The Class I directors have terms expiring at the 2022 annual meeting of shareholders. Class II and Class III directors will be elected to a one-year term at the Annual Meeting. Commencing with the 2022 annual meeting of shareholders, the Board of Directors will no longer be classified, and directors will no longer be divided into classes, but rather will be subject to election on an annual basis.
On the recommendation of the G&S Committee, the Board has nominated three candidates to be re-elected as Class II directors and three candidates to be re-elected as Class III directors at the Annual Meeting. If re-elected, the Class II and Class III directors will serve for a one-year term expiring at the 2022 annual meeting of shareholders, or when their successors are duly elected and qualified or earlier upon death, resignation, retirement, disqualification or removal.
All of the Class II and Class III nominees are incumbent directors, and, pursuant to Arcosa's Amended and Restated Bylaws, an incumbent director nominee who is not elected is required to tender his or her resignation for consideration by the G&S Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy.
The Board is not seeking the election of Class I directors, whose terms expire at the 2022 annual meeting of shareholders. You may not vote for a greater number of persons than the nominees named in this Proxy Statement.
Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.
The Board of Directors believes that each of the director nominees possesses the qualifications described above under “Board Meetings and Committees—Governance and Sustainability Committee.”
The information provided below is biographical information about each of the Class II and Class III nominees, as well as the remaining incumbent directors, including a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of Arcosa.
The Board of Directors recommends that you vote FOR each of the Nominees for Class II and Class III Director.
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Class II - Nominees for Election as Directors for Terms Expiring in 2022
Joseph Alvarado Age: 68	Independent Director Since: 2018	Committees: Governance & Sustainability; Human Resources
Mr. Alvarado is the retired Chairman and CEO of Commercial Metals Company (“CMC”), a global manufacturer, recycler and marketer of steel and other metals. Mr. Alvarado joined CMC in April 2010, and prior to serving as Chairman from 2013 to 2018 and CEO from 2011 to 2017 he held the position of Executive Vice President and Chief Operating Officer. Prior to his tenure at CMC, Mr. Alvarado served as President, U.S. Steel Tubular Products for U.S. Steel Corp. after the completed acquisition of Lone Star Technologies, Inc. where he had served as President and Chief Operating Officer from 2004 to 2007. Prior to this, Mr. Alvarado served as a Vice President for Ispat North America Inc. (now Arcelor Mittal) in 1998 and as an Executive Vice President at Birmingham Steel Company in 1997. Mr. Alvarado began his career at Inland Steel Company in 1976, and in 1988 he was appointed Vice President and General Manager, Sales and Marketing for Inland Bar Company and was made President in 1995. Mr. Alvarado currently serves as a director of Trinseo, Kennametal, Inc., and PNC Financial Services Group, Inc., and he was a director of Spectra Energy from 2011 until February 2017 when Spectra Energy merged with Enbridge, Inc. He has also served on the board of directors of various industry trade associations and community organizations.
Mr. Alvarado's significant management experience provides the Board with additional perspective on Arcosa's operations, including its construction products and steel fabrication businesses.
Jeffrey A. Craig Age: 60	Independent Director Since: 2018	Committees: Audit (Financial Expert)
Mr. Craig is the Executive Chairman of Meritor, Inc. a global supplier for commercial vehicle manufacturers, as of March 2021, and served as Chief Executive Officer and President of Meritor from April 2015 to February 2021. Prior to this, from June 2014 to March 2015, Mr. Craig was President and Chief Operating Officer, with oversight of Meritor’s business segments - Commercial Truck & Industrial and Aftermarket & Trailer. He has been a member of the Meritor Board of Directors since April 2015. Prior to taking on the role of President and COO, Mr. Craig was Senior Vice President and President of Meritor’s Commercial Truck & Industrial segment from February 2013 to May 2014. He served as Senior Vice President and Chief Financial Officer at Meritor from February 2009 to January 2013 and has held various leadership positions at the company since 2006. Before joining Meritor, Mr. Craig served as President and CEO of General Motors Acceptance Corp.’s (“GMAC”) Commercial Finance organization from 2001 to 2006. Prior to that, Mr. Craig was President and CEO of GMAC’s Business Credit division from 1999 until 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit partner.
Mr. Craig's significant management experience provides the Board with additional perspective on Arcosa’s operations, including its transportation products businesses.
John W. Lindsay Age: 60	Independent Director Since: 2018	Committees: Human Resources
Mr. Lindsay has served as Chief Executive Officer of Helmerich & Payne, Inc., a provider of drilling services and technologies, since 2014 and President and Director since 2012. Mr. Lindsay joined Helmerich & Payne in 1987 and has served in various positions including Vice President, U.S. Land Operations from 1997 to 2006 for Helmerich & Payne International Drilling Co., Executive Vice President, U.S. and International Operations from 2006 to 2010, Executive Vice President and Chief Operating Officer from 2010 to 2012, and President and Chief Operating Officer of Helmerich & Payne from 2012 to 2014.
Mr. Lindsay's significant management experience provides the Board with additional perspective on Arcosa's operations, including its engineered structures businesses.
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Class III - Nominees for Election as Directors for Terms Expiring in 2022
Rhys J. Best Age: 74	Non-Executive Chairman and Independent Director Since: 2018	Committees: None
Mr. Best is Non-Executive Chairman of MRC Global, Inc., a global industrial distributor of infrastructure products and services for the energy industry. From 1999 to 2004, Mr. Best served as Chairman, President, and Chief Executive Officer of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. He was also Chairman and Chief Executive Officer of Lone Star Technologies, Inc. from 2004 until its acquisition by U.S. Steel Corp. in 2007. Mr. Best is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, and Commercial Metals Corporation. From 2004 to 2014, he served on the board of directors of Crosstex Energy, L.P. and also served as Non-Executive Chairman of Crosstex from 2009 to 2014. From 2005 until November 2018, he was a member of the board of directors of Trinity Industries, Inc., and from 2007 until December 2018, he served on the board of directors of Austin Industries, Inc. In 2014, Mr. Best was selected as 2014 Director of the Year by the National Association of Corporate Directors.
Mr. Best has extensive experience in managing and leading significant industrial enterprises. His executive experience and service on the boards of other significant companies provides the Board with additional perspective on Arcosa’s operations, including its construction products and engineered structures businesses, as well as its international operations and any future international opportunities.
David W. Biegler Age: 74	Independent Director Since: 2018	Committees: Human Resources (Chair)
Mr. Biegler served as a director of Southcross Energy Partners GP, LLC (“Southcross GP”) from 2011 to 2020, and served from March 2018 to September 2018 as acting Chairman, President, and Chief Executive Officer, served as Chairman from 2015 to 2018, as Chairman, President, and Chief Executive Officer from 2012 to 2015, and as Chairman and Chief Executive Officer from 2011 to 2012. Southcross GP is the general partner of Southcross Energy Partners, L.P. (“Southcross LP”), a company engaged in natural gas transportation and processing. Mr. Biegler served as Chairman of Southcross Holdings LP, which is currently the sole owner of Southcross GP, from August 2014 to January 2017, and served as its Chief Executive Officer from August 2014 to December 2014. Mr. Biegler also served as a director of Dynegy, Inc., a provider of wholesale power, capacity and ancillary services, from 2003 to 2011, and interim President and Chief Executive Officer of Dynegy, Inc. from March 2011 to April 2011. From 1992 until November 2018, he was a member of the board of directors of Trinity Industries, Inc. He retired as Vice Chairman of TXU Corp. in 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 to 2001. Mr. Biegler is also a director of Southwest Airlines, Inc. and previously served on the board of Austin Industries, Inc. In November 2011, after Mr. Biegler had resigned from the Dynegy, Inc. board of directors, certain subsidiaries of Dynegy, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016.
Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His executive experience and service on the boards of other significant companies provides the Board with additional perspective on Arcosa’s operations, including its engineered structures businesses.
Antonio Carrillo Age: 54	Director Since: 2018	Committees: None
Mr. Carrillo serves as Arcosa’s President and Chief Executive Officer, as well as a member of its Board of Directors. From April 2018 until November 2018, Mr. Carrillo served as the Senior Vice President and Group President of Construction, Energy, Marine, and Components of Trinity Industries, Inc. From 2012 to February 2018, Mr. Carrillo served as the Chief Executive Officer of Orbia Advance Corporation (formerly known as Mexichem S.A.B. de C.V.) (“Orbia”), a publicly-traded global specialty chemical company. Prior to joining Orbia, Mr. Carrillo spent 16 years at Trinity Industries, Inc. where he served as Senior Vice President and Group President of Trinity Industries’ Energy Equipment Group and was responsible for Trinity Industries’ Mexico operations. Mr. Carrillo previously served as a director of Trinity Industries, Inc. from 2014 to November 2018 and as a director of Dr. Pepper Snapple Group, Inc. from 2015 to 2018. Mr. Carrillo currently serves as a director of NRG Energy.
Mr. Carrillo brings significant knowledge and understanding of Arcosa’s products, services, operations, and business environment. In addition, he has broad experience in managing and leading a significant industrial enterprise in Mexico, where Arcosa has a number of operations.
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Class I - Continuing Directors Whose Terms Expire in 2022
Ronald J. Gafford Age: 71	Independent Director Since: 2018	Committees: Governance & Sustainability (Chair)
Mr. Gafford served as President and Chief Executive Officer of Austin Industries, Inc., a U.S.-based construction company, from 2001 to 2012, and Chairman from 2008 to 2012, when he retired. Mr. Gafford is the Chairman of the Board of Rees Architects, Inc., a privately-held architecture firm. Mr. Gafford previously served on the board of directors of Daseke, Inc. from 2015 until 2019, and from 1999 until November 2018, he was a member of the board of directors of Trinity Industries, Inc. Mr. Gafford began his career as a Project Engineer/Estimator and later a Project Manager for the Henry C. Beck Company in Dallas, TX. He later joined the Trammell Crow Company and served as Partner for their Construction and Development.
Mr. Gafford has extensive experience in managing and leading a significant industrial enterprise. His service as the CEO of Austin Industries, Inc. provides the Board with additional perspective on Arcosa’s operations, including its construction products businesses.
Douglas L. Rock Age: 74	Independent Director Since: 2018	Committees: Audit (Chair; Financial Expert)
Mr. Rock served as the Chairman of Smith International, Inc., a provider of products and services to oil and gas exploration and production companies, from 1990 to 2010. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President, and Chief Operating Officer from 1989 to 2008. From 2010 until November 2018, he served as a member of the board of directors of Trinity Industries, Inc.
Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His executive experience and service on the boards of other companies provides the Board with additional perspective on Arcosa’s operations, including its engineered structures businesses.
Melanie M. Trent Age: 56	Independent Director Since: 2018	Committees: Audit; Governance & Sustainability
Ms. Trent previously served in various legal, administrative, and compliance capacities for Rowan Companies plc (now known as Valaris plc), a global offshore contract drilling company, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy Incorporated. She serves as a director for Diamondback Energy, Inc., an oil and natural gas company, Frank’s International N.V., a global tubular and oil and gas service provider, and Noble Corporation, an offshore drilling company.
Ms. Trent’s strong legal and executive management experience, diverse background, and knowledge of oil and gas industry provides the Board with additional perspective on Arcosa’s operations.
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PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Arcosa seeks approval, on an advisory basis, from its shareholders of the compensation of its named executive officers as described in this Proxy Statement.
As described in the Compensation Discussion and Analysis, Arcosa’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of shareholders, and (iii) links compensation to business objectives and strategies.
This proposal provides shareholders the opportunity to approve or not approve Arcosa’s executive compensation program through the following resolution:
“RESOLVED, that the compensation paid to Arcosa’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion, is hereby approved.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2021 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2022 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding such advisory votes.
The Board of Directors recommends that you vote FOR approval of this resolution.
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PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of Arcosa for the year ending December 31, 2021. Although the Amended and Restated Bylaws do not require that we seek shareholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of Arcosa and its shareholders.
Arcosa has been advised by Ernst & Young that the firm has no relationship with Arcosa or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.
Arcosa has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm for Fiscal Years 2020 and 2019
The following table presents fees for professional audit services rendered by Ernst & Young for the audits of Arcosa’s annual financial statements for the years ended December 31, 2020 and December 31, 2019, and fees for other non-audit services rendered by Ernst & Young during the period.
	2020	2019
Audit fees	$2,104,465	$1,731,315
Audit-related fees	107,200	199,000
Tax fees	93,000	137,500
Services rendered by Ernst & Young in connection with fees presented above were as follows:
Audit Fees
Audit fees include fees and out-of-pocket costs associated with the annual audit of Arcosa’s consolidated and combined financial statements; incremental audit procedures related to acquisitions (primarily Cherry Companies); incremental audit procedures related to new systems implementation; incremental audit procedures and consultation services related to SEC filings; and statutory audits in Mexico and Europe.
Audit-Related Fees
Audit related fees are for due diligence services and agreed upon services related to Arcosa's 401(k) plan, and the use of online research tools.
Tax Fees
Tax fees include fees for general tax consultations, general state and local tax advisory services, general federal and international tax advisory services, and tax advice related to the work opportunity tax credit.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the services or category of services and includes an anticipated budget. In addition, the Audit Committee also may pre-approve services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair
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of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. All services set forth in the table above were pre-approved by the Audit Committee before being rendered.
Report of the Audit Committee
We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that two of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on Arcosa’s website at ir.arcosa.com under the heading “Corporate Governance — Board Committees & Charters— Arcosa Audit Committee Charter.”
We annually select Arcosa’s independent auditors. That recommendation is subject to ratification by Arcosa’s shareholders.
Management is responsible for Arcosa’s financial statements, internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Arcosa’s consolidated and combined financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.
Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that Arcosa’s consolidated and combined financial statements for the fiscal year ended December 31, 2020 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated and combined financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”).
Arcosa’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon our reviews and discussions with management, Arcosa's internal auditors, and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended to the Board of Directors that the audited consolidated and combined financial statements be included in Arcosa’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.
Audit Committee
Douglas L. Rock, Chair
Jeffrey A. Craig
Melanie M. Trent

The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes Arcosa’s executive compensation philosophy and the pay programs in 2020. For 2020, the Named Executive Officers of Arcosa and their titles were:
•	Mr. Antonio Carrillo, President and Chief Executive Officer
•	Mr. Scott C. Beasley, Chief Financial Officer
•	Mr. Kerry S. Cole, President of Energy Equipment
•	Mr. Jesse E. Collins, Jr., President of Transportation Products
•	Mr. Reid S. Essl, President of Construction Products
•	Mr. Bryan P. Stevenson, Chief Legal Officer
For this CD&A, we have included all six executive officers of Arcosa as Named Executive Officers for purposes of continuity year-to-year.
In February 2021, the titles were updated for the following Named Executive Officers of Arcosa:
•	Mr. Kerry S. Cole, Group President
•	Mr. Jesse E. Collins, Jr., Group President
•	Mr. Reid S. Essl, Group President
Additionally, in December 2020, the Energy Equipment segment name was updated to Engineered Structures to better reflect the products delivered.
This CD&A is organized into the following sections:
➢	Executive Summary, page 21
➢	Our Compensation Policies and Practices, page 22
➢	2020 Compensation Program Philosophy, page 24
➢	Compensation Approach and Benchmarking, page 24
➢	Components of Compensation, page 26
➢	2020 Annual Target Total Compensation Mix, page 26
➢	2020 Annual Target Total Compensation Opportunities, page 27
➢	2020 Annual Compensation Determination, page 27
➢	Other Compensation Plans, page 34
➢	Tax and Accounting Implications of Executive Compensation, page 35
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Executive Summary
2020 Performance
In 2020, Arcosa’s highest priority was the health and safety of its employees and communities as we faced the COVID-19 pandemic. Arcosa enhanced its safety and health protocols while operating as essential businesses that support critical infrastructure sectors, as defined by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency (CISA.gov).
Even while operating in the pandemic, we were able to achieve healthy financial performance in line with the targets set by the HR Committee before the onset of the pandemic. Highlights include:
•	Achieved 11% Revenue growth and 18% Adjusted EBITDA growth year over year as our portfolio of infrastructure-related businesses showed resilience; and
•	Reduced our Working Capital Days by 20 days by achieving reductions in each of the segments, which generated free cash flow that we are deploying into organic and inorganic growth opportunities.

*	See Annex A for a reconciliation of Non-GAAP measures to the most comparable GAAP measures.
In addition to our 2020 financial performance, we continued to execute on four strategies to accomplish our vision:

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Highlights include:
•	Significant progress in strategic repositioning around core infrastructure products;
–	Construction Products EBITDA has almost doubled since 2018, led by a number of acquisitions and improvement in our legacy operations;
–	Expanded Engineered Structures now includes electric transmission, telecom, and traffic structures;
•	Improved Pre-Tax Return on Capital to 21.5% in 2020 from 19.4% in 2019; and
•
Published Mid-Year Sustainability ESG Update in August 2020, which included our initial materiality assessment based on Sustainability Accounting Standards Board linked metrics to the Taskforce on Climate-Related Financial Disclosures; we are in the process of setting baselines and targets for our material topics.

Payouts to the Named Executive Officers and other key executives under our 2020 Annual Incentive Program (“AIP”) reinforced our strong pay-for-performance philosophy. In designing the AIP for 2020, the HR Committee approved performance metrics that were in furtherance of our goals and in line with our initial 2020 earnings guidance. The HR Committee linked a significant share of each of the group president Named Executive Officer’s AIP award to his respective segment performance.
Impact of COVID-19 on Compensation Programs or Metrics
The HR Committee did not make any adjustments to existing AIP or Long-Term Incentive (“LTI”) compensation programs or metrics because of the COVID-19 pandemic. Consistent with Arcosa’s pay-for-performance philosophy, the HR Committee concluded that it was appropriate to continue measuring fiscal year performance based on the originally approved financial metrics targets.
Program Enhancements in 2020
The following are highlights of key compensation enhancements that were approved in 2020 by the HR Committee to address our objectives moving forward:
•
For the Corporate AIP plan (CEO, CFO, and CLO) and the Segment AIP Plan (three Group Presidents), approved new performance metrics to reflect (i) the improvements in working capital management at both the enterprise and segment levels and (ii) the success in executing strategic initiatives.

•	For the LTI program, modified the vesting schedule for time based restricted stock units from a three-year cliff vest to a three-year ratable vesting schedule.
Shareholder Engagement and Say-on-Pay Results
2020 compensation will be subject of an advisory, non-binding say-on-pay vote at the 2021 Annual Meeting. The HR Committee considered our 2019 say-on-pay vote (over 97% voting in favor at the 2020 Annual Meeting) as a sign of our shareholders’ support of Arcosa’s executive compensation philosophy and plans. The Board and the HR Committee value the benefits of maintaining a dialogue with Arcosa’s shareholders and understanding their views. The HR Committee will consider the outcome of future say-on-pay votes as it evaluates the design of the executive compensation programs and the related specific compensation decisions.
Our Compensation Policies and Practices
We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:
What We Do:
✓
Pay for Performance. We believe in a “pay for performance” philosophy, in which a majority of the compensation of our Named Executive Officers’ compensation, as well as a significant portion for others throughout the organization, is linked to achievement of specific annual and long-term strategic and financial

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goals and the realization of increased shareholder value. Approximately 83% of our CEO’s compensation and 63% of the average of all other Named Executive Officers’ compensation, comprised of incentive and equity-based compensation, is “at risk” compensation.
✓
Maintain Stock Ownership Guidelines. To further align the interests of our executives and directors with those of our shareholders and to assure that our executives and directors own meaningful levels of Common Stock throughout their tenures with Arcosa, the HR Committee has adopted stock ownership guidelines for our non-employee directors and senior officers as designated by the HR Committee. The directors and senior officers have five years from the date of adoption of the policy to meet their required stock ownership levels. Each of our Named Executive Officers and directors has either met or is on track to achieve these ownership guidelines within the five-year compliance period. The required level of stock ownership is determined by the number of shares of Common Stock equal in value to the following multiples:

Title	Ownership Level
Chief Executive Officer	5 times base salary
Chief Financial Officer	3 times base salary
Other Senior Officers	2 times base salary
Board of Directors	5 times annual board cash retainer
✓
Require Double Trigger for Receipt of Severance Payments. Our Named Executive Officers participate in the Arcosa, Inc. Change in Control Severance Plan (the “CIC Plan”), which contains a “double trigger” provision that requires both a change in control of Arcosa and a qualifying termination of such executive in order for the executive to receive severance payments or accelerated vesting of equity awards that were granted after the effective date of the CIC Plan. We believe that the CIC Plan provides a mechanism for retaining their services and eliminating the distraction to the executives that is inherent in change in control events.

✓
Maintain a Clawback Policy. The Board of Directors has adopted a clawback policy which allows the HR Committee, to the extent legally permitted, to recover incentive compensation if the payment or award was predicated upon achieving financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.

✓
Retain an Independent Compensation Consultant. The HR Committee directly retains an independent compensation consultant each year to provide guidance on executive compensation-related matters and to perform an annual total compensation study including compensation benchmarking information from peer group companies and advise it on matters relating to executive and director compensation.

✓
Prohibit Hedging and Pledging Our Shares. Our insider trading policy prohibits executive officers, employees, and directors from pledging our securities or engaging in hedging or short-term trading of our securities, including, without limitation, short sales or transactions in puts, calls, or other derivative transactions. See “Corporate Governance—Employee, Officer, and Director Pledging and Hedging Policy.”

What We Don’t Do:
✘
No Dividends on Unvested Restricted Stock Units. During the vesting period, recipients do not earn dividends on time-based or performance-based restricted stock units issued by Arcosa. Unvested performance-based restricted stock units also do not accrue dividend equivalents. Unvested awards of time-based restricted stock units accrue dividend equivalents, which will be paid in cash only if and when such awards vest.

✘
No Excise Tax Gross-Ups for Participants in the Arcosa, Inc. CIC Plan. The CIC Plan provides that no excise or other tax gross-ups will be paid under the plan, and that severance benefits will be available only upon termination of employment for “good reason” by an officer or without “cause” by Arcosa within two years following a “change in control.” For a discussion of the CIC Plan, see “Other Compensation Plans” and “Potential Payments upon Termination or Change in Control.”

✘	No Employment Contracts. None of the Named Executive Officers have employment contracts.
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2020 Compensation Program Philosophy
Our executive compensation program reflects our pay-for-performance philosophy. The HR Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:
•	support Arcosa’s overall business strategy and results to drive long-term shareholder value creation while not incentivizing excessive risk taking;
•
emphasize a pay-for-performance culture by creating a strong link between pay and performance by placing a significant portion of compensation at risk based on performance and pre-defined short- and long-term performance goals;

•	attract, retain and motivate key executives by providing market competitive total compensation opportunities; and
•	align executive and investor interests by establishing market-relevant metrics that drive shareholder value creation.
Compensation Approach and Benchmarking
Compensation Approach
The HR Committee, in consultation with management and its Compensation Consultant, oversees our executive compensation philosophy and reviews and approves compensation for our Named Executive Officers other than the CEO. The independent directors of the Board approve the CEO’s compensation following a review and recommendation by the HR Committee. The HR Committee also reviews and approves the compensation of other key executives.
The HR Committee retained the Compensation Consultant who provides guidance on executive compensation-related matters and who performs an annual total compensation study. The Compensation Consultant provides compensation benchmarking information (the “Peer Survey Data”) for our Named Executive Officers and other key executives from peer group companies (the “Peer Group”). After evaluating the Peer Survey Data, our CEO discusses with the HR Committee his evaluation of each Named Executive Officer and other key executives, excluding himself. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each Named Executive Officer and other key executives, are presented to the HR Committee for consideration and approval in determining Named Executive Officer and other key executive compensation. The HR Committee, following a review and in consultation with the Compensation Consultant, recommends the CEO’s compensation to the independent directors of the Board for their approval.
The HR Committee generally targets the total target compensation of the Named Executive Officers and other key executives within a competitive range around the median of the Peer Survey Data. The HR Committee considers the targeted range and develops a total target compensation amount for each Named Executive Officer and other key executives using the objectives described above and the Peer Survey Data as general guidelines. The HR Committee considers additional internal and external factors when making individual compensation decisions, including overall experience and future potential, individual performance, internal reporting structure, internal equity, and our overall pay objectives. This approach supports our philosophy of driving performance and accountability.
Benchmarking and Peer Survey Data for 2020 Compensation
Arcosa engaged the Compensation Consultant to assist in designing Arcosa’s executive compensation program, including review of Arcosa's compensation benchmarking Peer Group. The Peer Group was developed based on the following attributes:
•	similar revenue size (0.5 to 3.0 times the size of Arcosa);
•
representative companies that include construction and building materials companies, heavy equipment manufacturers, steel companies, marine equipment manufacturers, and engineered structures companies;

•	executive positions similar in breadth, complexity, and scope of responsibility; and
•	competition for executive talent.
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In September 2019, the HR Committee, with the assistance of the Compensation Consultant, reviewed and updated Arcosa’s Peer Group. The resulting Peer Group of 27 companies shown below had median revenues of approximately $1.722 billion:
Arcosa Peer Companies
Actuant Corporation	Flowserve Corporation	Nordson Corporation
Astec Industries, Inc.	Forterra, Inc.	SPX FLOW, Inc.
AZZ Inc.	Gibraltar Industries, Inc.	Summit Materials, Inc.
Barnes Group, Inc.	Graco Inc.	The Greenbriar Companies, Inc.
Carpenter Technology Corporation	Granite Construction Incorporated	TriMas Corporation
Chart Industries, Inc.	Harsco Corporation	U.S. Concrete, Inc.
Commercial Metals Company	ITT Inc.	Valmont Industries, Inc.
Eagle Materials Inc.	Kirby Corporation	Vulcan Materials Company
EnPro Industries, Inc.	Martin Marietta Materials, Inc.	Watts Water Technologies, Inc.
The Peer Survey Data included data from each company named in the Peer Group. The Compensation Consultant used regression analysis to provide size-adjusted market data for a company of our revenue size to the HR Committee. The Peer Survey Data includes data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey as well as public filings.
In December 2019, the HR Committee reviewed benchmarking analysis for each Named Executive Officer and other key executives based on the Peer Survey Data in developing 2020 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation. As a point of reference, when available for the Named Executive Officers, the Compensation Consultant also provided the HR Committee with the most recently available proxy disclosure data for the 2020 Peer Group.
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Components of Compensation
In 2020, the three primary components of an executive's total target direct compensation were base salary, annual incentive compensation and long-term incentive compensation, each as described below:

2020 Annual Target Total Compensation Mix
Consistent with our pay for performance philosophy, a significant portion of an executive’s total compensation opportunity (including that of each of the Named Executive Officers) is weighted toward performance-based pay and components we believe align with the interests of shareholders. Our annual incentive awards and the performance-based restricted stock unit component of the LTI award opportunities are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals. The time-based restricted stock unit awards are retentive while also aligning with Arcosa’s performance as the final value realized is based on Arcosa’s share price.
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For our CEO and our other Named Executive Officers, on average, the charts below show the percentage of 2020 target total direct compensation allocated to each compensation element as well as the amount of target compensation that is at risk. We consider compensation to be at risk if the award or vesting is subject to achievement of performance goals and/or the value received is dependent on our stock price.

2020 Annual Target Total Compensation Opportunities
The following table depicts 2020 target total compensation opportunities for the Named Executive Officers based on their target compensation as in effect at December 31, 2020:
Named Executive Officer	Annual Base Salary Rate	Annual Incentive Plan Target Award	Long-Term Incentive Plan Target Award	Total
Antonio Carrillo	$875,000	$875,000	$3,500,000	$5,250,000
Scott C. Beasley	450,000	300,000	562,500	1,312,500
Kerry S. Cole	450,000	300,000	495,000	1,245,000
Jesse E. Collins, Jr.	380,000	250,000	418,000	1,048,000
Reid S. Essl	380,000	250,000	418,000	1,048,000
Bryan P. Stevenson	395,000	225,000	385,000	1,005,000
2020 Annual Compensation Determination
Individual base salaries and incentive targets for the Named Executive Officers and other key executives are established based on the breadth, complexity, and scope of each Named Executive Officer’s responsibilities, individual prior performance, experience, internal equity considerations, and market pay data.
In December 2019, the HR Committee reviewed market compensation data to determine 2020 compensation for each of the Named Executive Officers and other key executives. Set forth below are the components of total target compensation for 2020, how these components were applied to each Named Executive Officer, and an analysis of why such amounts were set or paid.
Base Salary
Base salary is intended to attract, motivate and retain key executives by providing a consistent level of pay that appropriately compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position.
The HR Committee reviewed and adjusted the salaries of the Named Executive Officers for 2020 after consideration of the median of the Peer Group for their respective positions, performance, previous salary changes, experience, and
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other factors. In particular, the HR Committee made larger percentage adjustments to the base salaries of Mr. Beasley and Mr. Essl reflecting their growth and experience in their positions and to establish their salary levels more in line with the median salary level of their respective positions within the Peer Group.
The following chart reflects the adjustments made to each Named Executive Officer’s base salary for 2020:
Named Executive Officer	2019 Annual Base Salary Rate(1)	% Change	2020 Annual Base Salary Rate(2)
Antonio Carrillo	$850,000	3%	$875,000
Scott C. Beasley	400,000	13%	450,000
Kerry S. Cole	440,000	2%	450,000
Jesse E. Collins, Jr.	358,250	6%	380,000
Reid S. Essl	350,000	9%	380,000
Bryan P. Stevenson	385,000	3%	395,000
(1)	Reflects annual base salary rate in effect as of January 1, 2019, except for Mr. Collins, whose salary became effective April 1, 2019.
(2)	Reflects annual base salary rate in effect as of January 1, 2020.
Annual Incentive Compensation
Our goal setting philosophy for the AIP is derived from Arcosa’s annual operating plan. The HR Committee selects performance metrics, performance goals, and other elements of annual incentive compensation with the objective of placing management’s focus on appropriate operational and financial objectives. The HR Committee believes that there should be clear accountability for the performance of one’s business segment. As a result, under our AIP, the group president Named Executive Officers are compensated primarily upon the results of their respective segments, whereas the corporate Named Executive Officers are compensated primarily upon the results of the enterprise.
Under our AIP, the HR Committee may choose to, among other things, (i) modify or discontinue annual incentive compensation at any time; (ii) increase or decrease a Named Executive Officer’s annual incentive compensation on a discretionary basis; and (iii) recoup all or any portion of annual incentive compensation under circumstances where Arcosa restates its financial statements. The HR Committee may remove any unusual or infrequently occurring or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.
For 2020, the HR Committee approved the following financial metrics and performance targets for 2020 annual incentive compensation for each of the Named Executive Officers to incentivize performance:
Corporate Plan (CEO, CFO, CLO)
Performance Metric	Weighting
Enterprise Adjusted EBITDA	60%
Enterprise Working Capital	20%
Execution of Strategic Initiatives	20%
Segment Plan (3 Group Presidents)
Performance Metric	Weighting
Segment Adjusted EBITDA	60%
Segment Working Capital	20%
Execution of Strategic Initiatives	20%
The HR Committee evaluated the actual performance of Arcosa, both at the Enterprise level and at the Segment level, with respect to measurement of the Adjusted EBITDA and Working Capital metrics. With respect to the Execution of Strategic Initiatives metric, the HR Committee considered the evaluation of management in the overall performance of the Enterprise and each Segment with respect to the execution of Arcosa’s goals of progressing holistically in (i) safety initiatives, including implementing a new business-specific safety program, (ii) growth initiatives, including acquisitions and product development, and (iii) ESG initiatives, gathering and reporting data and implementation of ESG oriented plans.
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The HR Committee approved the following 2020 target annual incentive opportunities for each Named Executive Officer based on such officer’s position. These target opportunities are set forth in the table below:
	2019		2020
Named Executive Officer	Target Annual Incentive Opportunity ($)	% of Annual Base Salary Rate	Target Annual Incentive Opportunity ($)	% of Annual Base Salary Rate
Antonio Carrillo	$850,000	100%	$875,000	100%
Scott C. Beasley	250,000	63%	300,000	67%
Kerry S. Cole	300,000	68%	300,000	67%
Jesse E. Collins, Jr.	241,750	67%	250,000	66%
Reid S. Essl	225,000	64%	250,000	66%
Bryan P. Stevenson	220,000	57%	225,000	57%
The following sets forth the financial metrics and actual results that the HR Committee approved for Messrs. Carrillo, Beasley, and Stevenson for 2020, whose performances were evaluated at an Enterprise level:
Corporate AIP	Metric Weight	Threshold	Target	Maximum	2020 Actual	2020 Payout %	Weighted Payout
Enterprise Adjusted EBITDA ($M)	60%	$223	$283	$343	$283.7	101%	61%
Enterprise Working Capital (Days)	20%	105	92	79	76	200%	40%
Execution of Strategic Initiatives(1)	20%					100%	20%
							121%
(1)	Execution of Strategic Initiatives is evaluated at the discretion of the HR Committee.
The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Cole for 2020, whose performance was evaluated primarily based on the Engineered Structures Segment:
Engineered Structures AIP	Metric Weight	Threshold	Target	Maximum	2020 Actual	2020 Payout %	Weighted Payout
Segment Adjusted EBITDA ($M)	60%	$83.5	$106	$128	$106.2	101%	61%
Segment Working Capital (Days)	20%	71	62	52	40	200%	40%
Execution of Strategic Initiatives(1)	20%					100%	20%
							121%
(1)	Execution of Strategic Initiatives is evaluated at the discretion of the HR Committee.
The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Collins for 2020, whose performance was evaluated primarily based on the Transportation Products Segment:
Transportation Products AIP	Metric Weight	Threshold	Target	Maximum	2020 Actual	2020 Payout %	Weighted Payout
Segment Adjusted EBITDA ($M)	60%	$60	$88	$116	$77.6	63%	38%
Segment Working Capital (Days)	20%	120	100	80	85	175%	35%
Execution of Strategic Initiatives(1)	20%					100%	20%
							93%
(1)	Execution of Strategic Initiatives is evaluated at the discretion of the HR Committee.
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The following sets forth the financial metrics and actual results that the HR Committee approved for Mr. Essl for 2020, whose performance was evaluated primarily based on the Construction Products Segment:
Construction Products AIP	Metric Weight	Threshold	Target	Maximum	2020 Actual	2020 Payout %	Weighted Payout
Segment Adjusted EBITDA ($M)	60%	$103	$132	$163	$138.5	121%	73%
Segment Working Capital (Days)	20%	130	115	100	106	160%	32%
Execution of Strategic Initiatives(1)	20%					100%	20%
							125%
(1)	Execution of Strategic Initiatives is evaluated at the discretion of the HR Committee.
For the Adjusted EBITDA and Working Capital components, performance at the target level resulted in 100% payout of the target award at the respective metric weighted percentage, performance below the minimum threshold resulted in no payout, and performance above the maximum level was capped at a maximum total payout of 200% of the target award at the respective metric weighted percentage. The amount of incentive compensation earned with respect to these components was linearly interpolated for performance falling between the specified performance levels. With respect to the Execution of Strategic Initiatives component, performance was evaluated at the discretion of the HR Committee. For the Execution of Strategic Initiatives component, performance at the target level resulted in 100% payout of the target award at the metric weighted percentage, and performance above the maximum level was capped at a maximum total payout of 150% of the target award at the metric weighted percentage. When combining each of the components of the AIP, actual payouts for 2020 can range from 0%-190% of the target.
In February 2021, the HR Committee evaluated Arcosa’s performance and certified 2020 actual results in accordance with the predefined performance metrics and targets under the AIP. With respect to the Execution of Strategic Initiatives, management recommended and the HR Committee approved a payout of 100% as a result of the (i) successful closing and integration of growth oriented transactions, (ii) advancement in safety programs enterprise-wide, and (iii) furtherance of Arcosa’s ESG initiatives, including the publishing of a mid-year Sustainability Report. Based on this review, the HR Committee approved the following 2020 award payouts for the Named Executive Officers:
Named Executive Officer	2020 Annual Incentive Compensation Total Payout
	%	($)
Antonio Carrillo	121%	$1,058,750
Scott C. Beasley	121%	363,000
Kerry S. Cole	121%	363,000
Jesse E. Collins, Jr.	93%	232,500
Reid S. Essl	125%	312,500
Bryan P. Stevenson	121%	272,250
2020 Long-Term Incentive Compensation
LTI compensation opportunities are a key part of the total target compensation for our Named Executive Officers. The LTI program key objectives are to:
•	Support a strong performance-based culture;
•	Align executives’ interests with those of shareholders;
•	Attract and retain key leaders and other participants through the use of equity programs; and
•	Maintain a well-defined line of sight between performance and award.
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For 2020, the HR Committee awarded the Named Executive Officers LTI compensation opportunity, consisting of 60% performance-based restricted stock units for the performance period January 1, 2020 through December 31, 2022 and 40% time-based restricted stock units. The HR Committee approved performance metrics for the performance-based restricted stock units of Average Pre-Tax Return on Capital and Adjusted Earnings Per Share, to incentivize long-term growth of shareholder value. The 2020 target LTI award opportunity for each Named Executive Officer was set as a specified target dollar value as set forth below:
Named Executive Officer	Target Value of Time-Based Restricted Stock Units ($)(1)	Target Value of Performance-Based Restricted Stock Units ($)(1)	Total Target Value of LTI Award ($)
Antonio Carrillo	$1,400,000	$2,100,000	$3,500,000
Scott C. Beasley	225,000	337,500	562,500
Kerry S. Cole	198,000	297,000	495,000
Jesse E. Collins, Jr.	167,200	250,800	418,000
Reid S. Essl	167,200	250,800	418,000
Bryan P. Stevenson	154,000	231,000	385,000
(1)
Reflects the target value of the Named Executive Officer’s 2020 time-based restricted stock unit award and 2020-2022 performance-based restricted stock unit award. The number of time-based restricted stock units and performance-based restricted stock units granted to the Named Executive Officers was calculated by dividing the target value for each Named Executive Officer by our closing stock price on the grant date of May 5, 2020, which was $34.32 per share.

Time-Based Restricted Stock Units. Each Named Executive Officer received 40% of his target 2020 LTI grant opportunity in the form of time-based restricted stock units to promote long-term executive retention and alignment with shareholders. The time-based restricted stock units vest 33 1/3% on each of the first three anniversaries of the grant date (May 2021, 2022, and 2023) if the Named Executive Officer remains continuously employed by Arcosa through such date. All time-based restricted stock unit awards are non-voting and provide for dividend equivalent units payable in cash, which will vest on the same schedule as the corresponding time-based restricted stock unit awards.
In addition, in connection with Mr. Essl’s significant contributions to the growth of the Construction Products segment through value-creating acquisitions, the HR Committee approved a one-time grant to Mr. Essl of time-based restricted units with a target value of $170,000. The time-based restricted stock units vest 33 1/3% on each of the first three anniversaries of the grant date (May 2021, 2022, and 2023) if Mr. Essl remains continuously employed by Arcosa through such date. The time-based restricted stock units granted to Mr. Essl under this one-time grant was calculated by dividing the target value of $170,000 by our closing stock price on the grant date of May 5, 2020, which was $34.32 per share.
Performance-Based Restricted Stock Units. The remaining 60% of each Named Executive Officer’s target 2020 LTI grant opportunity was made in the form of performance-based restricted stock units, which will not vest unless the performance metric is met. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards following the end of the relevant performance period. These units are non-voting and do not receive dividends or dividend equivalents during the performance period.
The HR Committee approves performance targets and payout ranges at the beginning of the 3-year performance period. Our attainment of the performance levels during the performance period determines the number of performance-based restricted stock units that will be ultimately earned following the end of the performance period. The earned performance-based restricted stock units are settled in shares of Common Stock after the results of the performance period are determined.
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For the 2020-2022 performance period, the HR Committee approved the following company-wide performance metrics and weighting for the performance-based restricted stock units:
Weighting of Total Performance-Based Equity Award
Average Pre-Tax Return on Capital	50%
Cumulative Adjusted Earnings per Share	50%
The awards will settle in 2023 following determination of results of the 2020-2022 performance period. Each Named Executive Officer may receive from 0% to 200% of his target performance-based restricted stock unit award based on actual performance against the target levels set by the HR Committee. The Named Executive Officers will earn 0% of the target if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly between the specified performance levels.
2019-2021 Performance-Based Restricted Stock Unit Awards
In 2019, each of the Named Executive Officers received an annual LTI award opportunity, which included a 2019-2021 performance-based restricted stock unit award. The awards are based on Arcosa’s Average Pre-Tax Return on Capital and Cumulative Adjusted Earnings Per Share. The following table sets forth the target number of outstanding 2019-2021 performance-based restricted stock unit awards for each of the Named Executive Officers:
Named Executive Officer	Arcosa 2019-2021 Performance- Based Restricted Stock Units (at target) (#)
Antonio Carrillo	55,738
Scott C. Beasley	6,558
Kerry S. Cole	5,738
Jesse E. Collins, Jr.	5,738
Reid S. Essl	5,738
Bryan P. Stevenson	5,328
The awards will settle in 2022 following determination of results of the 2019-2021 performance period. Each Named Executive Officer may receive from 0% to 200% of his target performance-based restricted stock unit award based on actual performance against the target levels set by the HR Committee. The Named Executive Officers will earn 0% of the target if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly between the specified performance levels.
2018-2020 Performance-Based Restricted Stock Unit Awards
In 2018, each of the Named Executive Officers received an annual LTI award from Trinity Industries, Inc. (the “Former Parent”), which included a 2018-2020 performance-based restricted stock unit award. At the time of the spin-off of Arcosa on November 1, 2018 (the “Separation”), these awards were converted to Arcosa performance-based restricted stock unit awards. The awards are based on Arcosa’s Relative Total Stockholder Return (“TSR”) as measured an annualized basis against the companies in the S&P MidCap 400 Index, with a baseline stock price as adjusted to reflect the Separation.
In March 2021, the HR Committee approved the 2018-2020 performance period with an annualized TSR of 15.3% for Arcosa, representing the 78.5th percentile of the performance peer group. By earning a TSR in the 75th percentile or higher, these awards will result in a 200% payout upon vesting in May 2021.
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Annualized TSR from 2018-2020

The following table illustrates the scheduled payout upon vesting for each of the Named Executive Officers based upon the approved 2018-2020 performance period:
	Arcosa 2018-2020 Performance- Based Restricted Stock Units
Named Executive Officer	Target Units		Payout Percentage		Final Unit Payout
Antonio Carrillo	62,919	×	200%	=	125,838
Scott C. Beasley	4,164	×	200%	=	8,328
Kerry S. Cole	6,477	×	200%	=	12,954
Jesse E. Collins, Jr.	4,164	×	200%	=	8,328
Reid S. Essl	4,164	×	200%	=	8,328
Bryan P. Stevenson	3,424	×	200%	=	6,848
Definition of Non-GAAP and Other Performance Measures
The following sets forth the definitions of the non-GAAP and other performance measures that were approved by the HR Committee in establishing performance levels under our incentive plans. In determining final awards, the HR Committee retains the discretion to make adjustments for incentive plan purposes to eliminate the impact (positive or negative) of items that the HR Committee deems are appropriate:
•
Adjusted Earnings Per Share: defined as reported diluted earnings (loss) per share from continuing operations before extraordinary adjustments to asset values (gains or losses), asset impairment charges, material restructuring/reorganization expenses, gains or losses on extraordinary dispositions, gain or losses from currency translation adjustments, acquisition-related gains or expenses (including transaction expenses and purchase price accounting adjustments), the impact of changes in accounting rules, in each case as approved by the HR Committee, and any other adjustments the HR Committee deems appropriate.

•	Cumulative Adjusted Earnings Per Share: defined as the sum of the Adjusted Earnings Per Share for each year in the three-year performance period.
•
Enterprise Adjusted EBITDA: defined as enterprise operating income (loss) from continuing operations before interest, income taxes, depreciation, depletion, and amortization, extraordinary adjustments to asset values (gains or losses), asset impairment charges, material restructuring/reorganization expenses, gains or losses on extraordinary dispositions, gains or losses from currency translation adjustments, acquisition-

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related gains or expenses (including transaction expenses and purchase price accounting adjustments), the impact of changes in accounting rules, in each case as approved by the HR Committee, and any other adjustments the HR Committee deems appropriate.
•	Enterprise Working Capital: measured by Enterprise Working Capital Days.
•	Execution of Strategic Initiatives: measured holistically by progress in safety, growth, and ESG initiatives at the Enterprise and Segment levels.
•
Pre-Tax Return on Capital: defined as Adjusted EBITDA (as defined above) Divided by ((Current Assets – Current Liabilities + Current Portion of Long Term Debt) + Net Plant, Property and Equipment). Balance Sheet items will be calculated using an average of 5 points (Beginning of Q1, End of Q1, End of Q2, End of Q3, End of Q4).

•
Segment Adjusted EBITDA: defined as segment operating income (loss) from continuing operations before interest, income taxes, depreciation, depletion, and amortization, extraordinary adjustments to asset values (gains or losses), asset impairment charges, material restructuring/reorganization expenses, gains or losses on extraordinary dispositions, gains or losses from currency translation adjustments, acquisition-related gains or expenses (including transaction expenses and purchase price accounting adjustments), the impact of changes in accounting rules, in each case as approved by the HR Committee and any other adjustments the HR Committee deems appropriate.

•	Segment Working Capital: measured by Working Capital Days for an individual Segment.
•	Working Capital Days: defined as 5 Quarter Average (Days Sales Outstanding) + (Days Inventory) – (Days Payable).
Other Compensation Plans
Post-Employment Benefits
Arcosa’s retirement and savings compensation plans are designed to assist executives in the transition from active employment. Effective January 1, 2020, Arcosa’s Retirement and Planning Committee approved certain amendments to the 401(k) Plan and Supplemental Plan to encourage increased participation by Arcosa employees. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Arcosa’s retirement and savings compensation plans, as amended, consist of the following:
•
Arcosa, Inc. 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of Arcosa’s employees, including the Named Executive Officers and includes a dollar-for-dollar Company matching contribution of up to six percent of the participant’s eligible pay for each payroll period, consistent with market terms.

•
Arcosa, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) - a plan for highly compensated employees, including the Named Executive Officers, that allows them to defer a portion of their base pay and annual incentive to the maximum extent under the 401(k) Plan and then to the Deferred Compensation Plan.

Change in Control Severance Plan
On December 6, 2018, the HR Committee recommended for approval, and our Board of Directors approved, the CIC Plan. Arcosa’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of Arcosa’s management to the interests of shareholders without distraction in potential circumstances arising from the possibility of a change in control of Arcosa.
Each of the Named Executive Officers entered into a participation agreement under the CIC Plan upon which such officer became subject to the CIC Plan and any prior individual change in control agreements were terminated. The CIC Plan is effective through the third anniversary of the effective date of the CIC Plan, provided that Arcosa has the right to renew the CIC Plan for additional one-year terms.
The CIC Plan contains a “double trigger” provision that requires both a change in control of Arcosa and a qualifying termination of the Named Executive Officer’s employment before compensation will be paid under the CIC Plan or for
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acceleration of equity awards that are granted on or after the date of the CIC Plan. Pursuant to the CIC Plan, if a Named Executive Officer’s employment is terminated by Arcosa without “Cause” or by the participant for “Good Reason,” in each case, within two years following a “Change in Control” (each, as defined in the CIC Plan), then:
•
the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and business group presidents, and 1.5 for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance;

•	all then-outstanding and unvested stock awards that were granted on or after the effective date of the CIC Plan will become 100% vested;
•	all benefits under any then-outstanding deferred compensation arrangements will become 100% vested; and
•
for 24 months following the Named Executive Officer’s termination, (i) the Named Executive Officer will continue to receive medical, dental, vision, health, and life insurance benefits no less favorable than were provided prior to termination, provided that such coverage will cease if the Named Executive Officer obtains comparable coverage under a subsequent employer’s benefit plan; and (ii) the Named Executive Officer will receive executive level outplacement services, up to a maximum of $15,000.

With respect to equity awards outstanding prior to the effective date of the CIC Plan, such awards will become 100% vested following a Change in Control. The Named Executive Officers are required to execute a release in favor of Arcosa in exchange for receiving CIC Plan benefits. Pursuant to the CIC Plan, each Named Executive Officer is subject to non-competition, non-solicitation, and non-recruitment covenants for 12 months following termination of employment as well as confidentiality obligations and non-disparagement covenants that survive indefinitely.
The CIC Plan does not include excise tax gross ups. In the event payments under the CIC Plan would trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, such payments will be reduced if such reduction would result in a greater after-tax benefit to the Named Executive Officer.
Arcosa considers the compensation payable under the CIC Plan upon specified events of termination following a Change in Control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the CIC Plan are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but may not be specifically considered by the HR Committee when making changes in base salary, annual incentive compensation or long-term incentive compensation.
The Change in Control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” Arcosa does not have severance agreements with Named Executive Officers other than in connection with the CIC Plan.
Health and Welfare Benefits
The Arcosa-supported medical plan, life insurance and long-term disability plan, and employee-paid dental, vision, critical illness insurance, and supplemental life insurance are substantially similar for the Named Executive Officers as for all full-time employees. Arcosa does not provide health benefits to retirees.
Tax and Accounting Implications of Executive Compensation
Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Named Executive Officers. The HR Committee will establish executive compensation arrangements that it believes are in the best interests of Arcosa and our shareholders, even if those arrangements are not fully deductible under Section 162(m).
Arcosa recognizes the compensation expense for all share-based payment awards made to employees and directors, including stock options, stock appreciation rights and other awards, in our financial statements based on the principles of ASC Topic 718.
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Human Resources Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources Committee
David W. Biegler, Chair
Joseph Alvarado
John W. Lindsay
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Compensation of Executives
Summary Compensation Table
The following table and accompanying narrative disclosure should be read in conjunction with “Compensation Discussion and Analysis” above, which sets forth the objectives of Arcosa’s executive compensation programs.
The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2020, 2019, and 2018, other than Mr. Stevenson, who became a Named Executive Officer in 2019. The amounts paid and compensation granted during the period in 2018 before Separation were paid or provided by our Former Parent.
Summary Compensation Table
Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Antonio Carrillo President and Chief Executive Officer(1)	2020	$875,000	$—	$3,463,309	$1,058,750	$1,552	$43,492	$5,442,103
	2019	850,000	—	3,367,702	1,479,000	879	75,501	5,773,082
	2018	585,985	—	7,461,408	633,185	561	95,726	8,776,865
Scott C. Beasley Chief Financial Officer	2020	450,000	—	556,604	363,000	—	17,100	1,386,704
	2019	400,000	62,500	396,234	435,000	—	13,150	1,306,884
	2018	307,417	62,500	262,188	207,000	—	16,825	855,930
Kerry S. Cole Group President	2020	450,000	—	489,839	363,000	—	17,100	1,319,939
	2019	440,000	—	346,714	582,000	—	21,244	1,389,958
	2018	420,000	—	407,816	302,400	—	55,447	1,185,663
Jesse E. Collins, Jr. Group President	2020	380,000	—	413,633	232,500	—	17,100	1,043,233
	2019	355,844	—	346,714	178,172	—	16,800	897,530
	2018	320,833	—	262,188	202,500	—	17,271	802,792
Reid S. Essl Group President	2020	380,000	—	583,654	312,500	—	17,100	1,293,254
	2019	350,000	—	346,714	—	—	24,975	721,689
	2018	312,141	—	262,188	202,500	—	23,551	800,380
Bryan P. Stevenson Chief Legal Officer	2020	395,000	—	380,997	272,250	—	17,100	1,065,347
	2019	385,000	62,500	321,918	382,800	—	11,760	1,163,978
(1)
Mr. Carrillo was appointed as an officer of our Former Parent and the future CEO of Arcosa in April 2018. Prior to his appointment, Mr. Carrillo received compensation as a non-employee director of our Former Parent. Mr. Carrillo's 2018 stock award includes a one-time sign-on grant of time-based restricted stock units in connection with his appointment as an incentive for his agreeing to leave his prior employment as Chief Executive Officer of Orbia. He does not receive additional compensation for his services as a director of Arcosa.

(2)	Amounts deferred pursuant to the Supplemental Plan for Messrs. Beasley, Cole, and Essl, and 2020 amounts are also reported in the “Nonqualified Deferred Compensation Table” below.
(3)
Amounts reported reflect the Separation success bonus earned by each of Messrs. Beasley and Stevenson, half of which was earned in January 2019, and the other half of which was earned in November 2018.

(4)
Amounts reflect the grant date fair value of awards of time-based restricted stock units and performance-based restricted stock units granted in the fiscal year computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the 2020 Annual Report. Amounts for performance-based restricted stock units are included at target value. The potential maximum values (200% of target) for the 2020-2022 performance-based restricted stock units are for Messrs. Carrillo, $4,126,586; Beasley, $663,205; Cole, $583,626; Collins, $492,852; Essl, $492,852; and Stevenson $453,939.

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(5)	Non-equity incentive plan compensation represents cash awards earned under the Company AIP based on specified performance goal achievements.
(6)
Arcosa does not have a pension plan for its Named Executive Officers. Amounts for 2018 include the increase in the actuarial present value of benefits for Messrs. Cole, Collins, and Essl under our Former Parent's pension plan. During 2018, total pension values under our Former Parent's pension plan for Messrs. Cole, Collins, and Essl decreased $5,000; $8,000; and $1,000, respectively. In accordance with SEC rules, these negative amounts have been reported at $0 in this table. Messrs. Cole, Collins, and Essl retain benefits with our Former Parent under its pension plan, which is frozen and pursuant to which no future benefits will accrue. For Mr. Carrillo, amounts represent the above market earnings from the interest rate equivalent on director fees previously earned and deferred under our Former Parent's deferred plan for director fees. See “Director Compensation Discussion.”

(7)
For 2020, Arcosa’s 401(k) Plan included a new dollar for dollar matching contribution up to six percent of the Named Executive Officers' eligible pay for each payroll period, which matching amount based off eligible pay was capped at $17,100 for each of the Named Executive Officers. For Mr. Carrillo, amounts in 2020 also include (i) payment for U.S. and Mexico tax preparation and tax consulting fees of $17,529 (of which $6,898 consists of a tax gross-up payment), (ii) a physical examination, (iii) a matching contribution by Arcosa in his name pursuant to Arcosa’s program of matching charitable contributions, and (iv) dividend equivalents on phantom stock units accrued in respect of deferred director fees previously earned as a director of our Former Parent prior to his April 2018 appointment as an officer of our Former Parent and future CEO of Arcosa.

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Grants of Plan-Based Awards
The following table summarizes the 2020 equity and non-equity plan-based awards granted to the Named Executive Officers.
Grants of Plan-Based Awards Table
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Awards(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio Carrillo
AIP		$ —	$875,000	$1,662,500
Performance-Based RSUs	5/5/2020				—	61,189	122,378		$2,063,293
Time-Based RSUs	5/5/2020							40,793	1,400,016
Scott C. Beasley
AIP		—	300,000	570,000
Performance-Based RSUs	5/5/2020				—	9,834	19,668		331,602
Time-Based RSUs	5/5/2020							6,556	225,002
Kerry S. Cole
AIP		—	300,000	570,000
Performance-Based RSUs	5/5/2020				—	8,654	17,308		291,813
Time-Based RSUs	5/5/2020							5,770	198,026
Jesse E. Collins, Jr.
AIP		—	250,000	475,000
Performance-Based RSUs	5/5/2020				—	7,308	14,616		246,426
Time-Based RSUs	5/5/2020							4,872	167,207
Reid S. Essl
AIP		—	250,000	475,000
Performance-Based RSUs	5/5/2020				—	7,308	14,616		246,426
Time-Based RSUs	5/5/2020							9,826	337,228
Bryan P. Stevenson
AIP		—	225,000	427,500
Performance-Based RSUs	5/5/2020				—	6,731	13,462		226,969
Time-Based RSUs	5/5/2020							4,488	154,028
(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)
Represents the potential amounts payable under the 2020 Company AIP for attainment of specified performance goals. Actual amounts earned were paid in March 2021 and are disclosed in the 2020 Summary Compensation Table. Threshold, target, and maximum amounts each assume that the performance level was met for all applicable financial metrics. Performance below the minimum threshold results in no payout and performance above the maximum level is capped at a maximum total payout of 190% of the target award. For performance falling between the specified levels, the amount earned will be interpolated accordingly. The performance metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(3)
Represents the potential number of performance-based restricted stock units of Arcosa that could be earned based on financial performance for 2020 through 2022. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2023 based on attainment of performance goals. Awards will pay out between 0% to 200% of the target performance-based restricted stock unit award based on actual performance against the performance levels set by the HR Committee. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. The performance metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(4)
Represents time-based restricted stock units of Arcosa, of which one-third will vest on each of May 15, 2021, 2022, and 2023 if the Named Executive Officer remains an employee on such date. Time-based restricted stock units accrue dividend equivalent units payable in cash, which vest on the same vesting schedule as the underlying award.

(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
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Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table
In 2020, the Named Executive Officers were granted 40% of their respective target LTI compensation opportunity as time-based restricted stock units. These awards were granted to reflect the HR Committee’s desire to incentivize the long-term commitment of key executives to build shareholder value. These time-based restricted stock units vest over three years with 33 1/3% on each of May 15, 2021, 2022, and 2023 if the Named Executive Officer remains an employee on such date. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units.
The remaining 60% of the Named Executive Officer's target LTI compensation opportunity was granted in the form of performance-based restricted stock units for the 2020-2022 performance period based on three-year average pre-tax return on capital and cumulative adjusted earnings per share. Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on May 15, 2023. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.
See “2020 Annual Compensation Determination—2020 Long-Term Incentive Compensation” under “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination or Change in Control” below for a description of the terms of 2020 LTI compensation.
In the “Grants of Plan-Based Awards” table, the estimates for future payouts under the 2020 AIP awards represent potential payments of annual incentive compensation for 2020 based on achievement of specified performance metrics. See ”2020 Annual Compensation Determination—Annual Incentive Compensation” under “Compensation Discussion and Analysis” above for a description of the 2020 AIP awards.
We have a 401(k) plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. For 2020, we matched up to 6% of the employee’s eligible compensation set aside for this purpose. See “Compensation Discussion and Analysis—Other Compensation Plans—Post-Employment Benefits.”
Outstanding Equity Awards at Year-End
The following table summarizes as of December 31, 2020, for each Named Executive Officer, the number of shares of unvested stock awards held in both Arcosa and Trinity. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2020, which was $54.93 for Arcosa (stock ticker “ACA”) and $26.39 for our Former Parent (stock ticker “TRN”).
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Outstanding Equity Awards at Fiscal Year-End Table
Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Antonio Carrillo	258,321(1)	$13,698,285(1)	55,738(3)	$3,061,688(3)
	125,838(2)	6,912,281(2)	61,189(4)	3,361,112(4)
Scott C. Beasley	23,700(1)	1,087,877(1)	6,558(3)	360,231(3)
	8,328(2)	457,457(2)	9,834(4)	540,182(4)
Kerry S. Cole	41,246(1)	1,680,544(1)	5,738(3)	315,188(3)
	12,954(2)	711,563(2)	8,654(4)	475,364(4)
Jesse E. Collins, Jr.	17,150(1)	820,555(1)	5,738(3)	315,188(3)
	8,328(2)	457,457(2)	7,308(4)	401,428(4)
Reid S. Essl	48,197(1)	1,967,382(1)	5,738(3)	315,188(3)
	8,328(2)	457,457(2)	7,308(4)	401,428(4)
Bryan P. Stevenson	13,526(1)	674,402(1)	5,328(3)	292,667(3)
	6,848(2)	376,161(2)	6,731(4)	369,734(4)
(1)
Represents the market value and actual number of unvested restricted shares and time-based restricted stock unit awards. Includes TRN awards that were granted by our Former Parent prior to the Separation, and corresponding Arcosa awards received in respect of such TRN awards through the Separation. The following table provides the vesting date of the awards:

Vesting Date	Antonio Carrillo		Scott C. Beasley		Kerry S. Cole		Jesse E. Collins, Jr.		Reid S. Essl		Bryan P. Stevenson
	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)
5/15/2021	34,571	—	6,073	7,497	5,250	3,501	4,431	4,257	7,274	7,830	3,438	2,403
5/15/2022	71,729	—	7,945	—	7,907	—	6,838	—	8,711	667	6,189	—
11/12/2022	115,474	—	—	—	—	—	—	—	—	—	—	—
5/15/2023	13,597	—	2,185	—	2,590	2,000	1,624	—	3,942	2,000	1,496	—
3/28/2024	—	—	—	—	666	2,000	—	—	—	—	—	—
5/15/2024	—	—	—	—	1,000	3,000	—	—	1,333	4,000	—	—
5/15/2025	—	—	—	—	—	—	—	—	111	333	—	—
5/15/2026	—	—	—	—	666	2,000	—	—	111	333	—	—
5/15/2027	—	—	—	—	—	—	—	—	222	666	—	—
5/15/2028	—	—	—	—	666	2,000	—	—	666	2,000	—	—
5/15/2029	—	—	—	—	—	—	—	—	666	2,000	—	—
4/3/2033	—	—	—	—	—	—	—	—	666	2,000	—	—
4/3/2046	—	—	—	—	—	—	—	—	666	2,000	—	—
Qualifying termination(a)	5,736	17,214	—	—	—	—	—	—	—	—	—	—
Retirement(b)	—	—	—	—	2,000	6,000	—	—	—	—	—	—
(a)	Outstanding deferred time-based restricted stock units that have vested but will be converted to shares of Common Stock upon a qualifying termination event.
(b)	Outstanding time-based restricted stock that will vest at retirement in accordance with the grant.
(2)
Represents the market value and actual number of 2018-2020 performance-based restricted stock units that will vest and settle in shares of Common Stock on May 15, 2021 as certified by the HR Committee based on the Relative Total Stockholder Return (as defined) of Arcosa as compared to the companies in the S&P MidCap 400 Index. See “Compensation Discussion and Analysis—2020 Annual Compensation Determination—2018-2020 Performance-Based Restricted Stock Unit Awards.”

(3)
Represents the target number or value, as applicable, of 2019-2021 performance-based restricted stock units that could be earned if target financial performance goals are achieved. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2022 based on Arcosa's average pre-tax return on capital and cumulative adjusted earnings per share for the performance period. Awards will pay out between 0% to 200% of the target performance-based restricted stock unit award based on actual performance against the performance levels set by the HR Committee. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. See “Compensation Discussion and Analysis—2020 Annual Compensation Determination—2019-2021 Performance-Based Restricted Stock Unit Awards.”

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(4)
Represents the target number or value, as applicable, of 2020-2022 performance-based restricted stock units that could be earned if target financial performance goals are achieved. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock on May 15, 2023 based on Arcosa's average pre-tax return on capital and cumulative adjusted earnings per share for the performance period. Awards will pay out between 0% to 200% of the target performance-based restricted stock unit award based on actual performance against the performance levels set by the HR Committee. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly. See “Compensation Discussion and Analysis—2020 Annual Compensation Determination—2020 Long-Term Incentive Compensation.”

Stock Vested in 2020
The following table summarizes for the Named Executive Officers in 2020 the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax. No stock options were exercised in 2020. As of December 31, 2020, Arcosa had no stock options outstanding.
Option Exercises and Stock Vested Table
Name		Stock Awards
	Stock Ticker	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Antonio Carrillo		—	$—
Scott C. Beasley	ACA	9,690	312,987
	TRN	5,166	93,970
Kerry S. Cole	ACA	16,672	538,506
	TRN	6,852	124,638
Jesse E. Collins, Jr.	ACA	10,614	365,462
	TRN	5,274	120,534
Reid S. Essl	ACA	9,784	316,023
	TRN	5,449	99,117
Bryan P. Stevenson	ACA	7,776	251,165
	TRN	3,403	61,901
(1)	The amounts shown are calculated based on the closing stock price of Common Stock on the date of vesting.
Nonqualified Deferred Compensation
The table below shows the contributions by the Named Executive Officers and Arcosa, the aggregate earnings on nonqualified deferred compensation in 2020, and the aggregate balance at year end under nonqualified deferred compensation plans of Arcosa. Arcosa does not provide matching contribution amounts under the Arcosa Deferred Compensation Plan.
Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Antonio Carrillo	$—	$53,145	$310,498
Scott C. Beasley	4,500	14,986	119,263
Kerry S. Cole	—	82,567	413,335
Jesse E. Collins, Jr.	—	—	—
Reid S. Essl	46,353	57,981	303,877
Bryan P. Stevenson	—	—	—
(1)
Salary and incentive compensation deferrals to Arcosa’s Deferred Compensation Plan. The amounts are also included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table for 2020.

(2)
Represents earnings in Arcosa’s Deferred Compensation Plan for Messrs. Beasley, Cole, and Essl. For Mr. Carrillo, this column represents earnings in respect of deferred director fees previously earned as a director of our Former Parent.

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(3)
Includes salary and incentive compensation deferrals to, and Company matching amounts under, Arcosa’s Supplemental Plan in the aggregate that are reported in the Summary Compensation Table for Messrs. Beasley, $6,000; Cole, $27,864; and Essl, $25,516 in 2019 and for Messrs. Beasley, $54,433; Cole, $23,098; and Essl, $43,404 in 2018.

Deferred Compensation Discussion
For 2020, we had a Deferred Compensation Plan for highly compensated employees who are limited as to the amount of deferrals allowed under our 401(k) Plan. Participants may elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments related. Participants chose from several mutual fund-like deemed investments. See “Compensation Discussion and Analysis—Other Compensation Plans.”
Amounts are paid out immediately upon death. Upon termination of employment, amounts in the Deferred Compensation Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to twenty years according to election of the participant.
Potential Payments Upon Termination or Change in Control
Death, Disability, or Retirement
Arcosa’s long-term disability plan provides all salaried employees, including the Named Executive Officers, with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65, provided that the disability occurred prior to age 60. If the disability occurred at age 60 or older the maximum benefit period will be based on the age at disability. Deferred compensation benefits that are payable upon termination are described under “Deferred Compensation Discussion.”
Arcosa adopted the Death Benefit Only Plan (the “DBO”) in connection with the Separation to continue certain benefits provided to each of Messrs. Cole, Collins, and Essl (the “DBO Participants”) by the Former Parent. With the liquidation of the Former Parent's pension plan in 2020, the DBO Participants are no longer eligible to receive a death benefit under the terms of the DBO. Equity awards held by the Named Executive Officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death or disability, and in some cases retirement. The Company AIP provides that in the event of death or disability, if the HR Committee so determines, the participant will be eligible to receive the pro rata portion of the participant’s AIP that would have been payable in such year. The Company AIP also provides that in the event of termination of employment for any other reason following the end of the performance period and prior to the date of actual payment, the HR Committee may pay the participant an amount not to exceed the amount earned.
The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation, in each case assuming each of the Named Executive Officers had been terminated by death, disability, or retirement on December 31, 2020. As of December 31, 2020, there were no outstanding stock options held by any of the Named Executive Officers.
	Antonio Carrillo(1) ($)	Scott C. Beasley ($)	Kerry S. Cole ($)	Jesse E. Collins, Jr. ($)	Reid S. Essl ($)	Bryan P. Stevenson ($)
Death
Equity Awards(2)	$19,186,129	$1,607,935	$2,273,928	$1,285,238	$2,432,065	$1,083,709
AIP(3)	1,058,750	363,000	363,000	232,500	312,500	272,250
Total	$20,244,879	$1,970,935	$2,636,928	$1,517,738	$2,744,565	$1,355,959
Disability
Equity Awards(2)	$19,186,129	$1,607,935	$2,273,928	$1,285,238	$2,432,065	$1,083,709
AIP(3)	1,058,750	363,000	363,000	232,500	312,500	272,250
Total	$20,244,879	$1,970,935	$2,636,928	$1,517,738	$2,744,565	$1,355,959
Retirement
Equity Awards(2)	$6,886,724	$404,849	$629,733	$404,849	$404,849	$332,902
AIP(3)	1,058,750	363,000	363,000	232,500	312,500	272,250
Total	$7,945,474	$767,849	$992,733	$637,349	$717,349	$605,152
(1)
Upon termination due to death, disability, or retirement, in addition to the amounts reflected in the table, Mr. Carrillo would also receive a cash payout for his cash balance under the Director Deferred Plan (as defined below), which represents fees earned and deferred while he served as a non-employee director of Former Parent. As of December 31, 2020, his accumulated cash balance in the Director Deferred Plan was $310,498.

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(2)	The market value of the outstanding ACA and TRN equity awards was based on the closing price of the Common Stock as of December 31, 2020, which was $54.93 for Arcosa and $26.39 for our Former Parent.
(3)	Assumes payment at the discretion of the HR Committee of 2020 award payments under the AIP based on 2020 actual results.
Change in Control
Each of the Named Executive Officers is a participant in the CIC Plan. Pursuant to the terms of the CIC Plan, if the Named Executive Officer’s employment is terminated by Arcosa without “Cause” (as defined below) or by the participant for “Good Reason” (as defined below), in each case, in connection with or within two years following a “Change in Control” (as defined below), then equity awards granted on or after the date of the CIC Plan vest and benefits under the Supplemental Plan and 401(k) Plan vest. In addition, the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and group presidents, and one and a half for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance. Pursuant to the terms of the CIC Plan, equity awards in existence prior to the CIC Plan vest upon a “Change in Control.”
A “Change in Control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of Arcosa’s outstanding Common Stock, or the combined voting power over Arcosa’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by Arcosa’s Board; (ii) incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of Arcosa or any of its subsidiaries with any other corporation, or an agreement for the sale or disposition by Arcosa of all or substantially all of Arcosa’s assets, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of Arcosa.
“Cause” is generally defined as a participant’s (i) continued failure to satisfactorily perform his or her duties with Arcosa, failure to comply with Arcosa’s code of conduct and other written policies, willful failure to follow directions of the Board or his or her supervisor or manager, or any other willful act that likely will result in a materially negative effect to Arcosa, which, if curable, is not cured within thirty (30) days after notice thereof; (ii) fraud, theft, misappropriation embezzlement, dishonesty, or breach of fiduciary duty by the Participant; (iii) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of Arcosa or to the benefits of which Arcosa is entitled; (iv) the conviction of a crime that has caused or may be reasonably expected to cause material injury to Arcosa or any of its affiliates, or the conviction of a felony; or (v) willful misconduct which is injurious to Arcosa (monetarily or otherwise), which if curable, is not cured by the participant within thirty (30) days after of a written notice from Arcosa.
“Good Reason” is generally defined as (i) a material diminution in the participant’s job title, responsibilities or duties; (ii) after the occurrence of a Change in Control, a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with Arcosa that the participant held immediately before the Change in Control; (iii) a reduction by Arcosa in the participant’s base salary, unless the reduction is a proportionate reduction of the compensation of the participant and all other senior officers of Arcosa as a part of a company-wide effort to enhance Arcosa’s financial condition; (iv) any action by Arcosa which would materially reduce the participant’s benefits, in the aggregate, under Arcosa’s benefit plans and incentive plans; (v) a change of more than fifty (50) miles from the location where the participant performs the majority of the participant’s job duties immediately prior to the Change in Control; or (vi) any material breach by Arcosa of any provision of the CIC Plan. Pursuant to the CIC Plan, the participant is required to provide Arcosa with an opportunity to remedy the Good Reason event prior to the participant submitting a notice of termination for Good Reason.
See “Change in Control Severance Plan” under the Compensation Discussion and Analysis section above for further information about the CIC Plan.
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If each Named Executive Officer’s employment had been terminated by Arcosa without Cause or by the Named Executive Officer for Good Reason on December 31, 2020, occurring in connection with or within two years of a Change in Control of Arcosa, the Named Executive Officer would have received the following:
Name	Equity Awards(1) ($)	AIP(2) ($)	Cash Compensation(3) ($)	Continuation of Benefits(4) ($)	Total ($)
Antonio Carrillo(5)	$23,577,226	$875,000	$5,250,000	$52,602	$29,754,828
Scott C. Beasley	2,217,018	300,000	1,500,000	56,844	4,073,862
Kerry S. Cole	2,826,878	300,000	1,500,000	52,367	4,679,245
Jesse E. Collins, Jr.	1,765,900	250,000	1,260,000	49,038	3,324,938
Reid S. Essl	2,912,727	250,000	1,260,000	32,024	4,454,751
Bryan P. Stevenson	1,524,883	225,000	930,000	52,108	2,731,991
(1)
Accelerated vesting of equity awards. The market value of the outstanding ACA and TRN equity awards was based on the closing price of the Common Stock as of December 31, 2020, which was $54.93 for Arcosa and $26.39 for our Former Parent.

(2)	Payment of 2020 award under the AIP at target amount.
(3)
Cash lump sum equal to the sum of base salary and target amount under the AIP, multiplied by (i) three for the CEO, (ii) two for the CFO and group presidents, and (iii) one and a half for all other participants.

(4)	Estimated cost of continuation for 24 months of medical, life, and other insurance benefits, and the maximum amount of outplacement services benefits.
(5)
In addition to the amounts reflected in the table, Mr. Carrillo would also receive a cash payout for his cash balance under the Director Deferred Plan (as defined below), which represents fees earned and deferred while he served as a non-employee director of Former Parent. As of December 31, 2020, his accumulated cash balance in the Director Deferred Plan was $310,498.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, Arcosa is providing the following information about the relationship of the median of the annual total compensation of its employees and the annual total compensation of Mr. Carrillo, the CEO.
For 2020, Arcosa’s last completed fiscal year:
•	the median of the annual total compensation of all employees of Arcosa (other than the CEO), was $54,332; and
•	the annual total compensation of the CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $5,442,103.
Based on this information, for 2020 the ratio of the median of the annual total compensation of all employees to the annual total compensation of Mr. Carrillo was 100 to 1.
SEC rules and regulations require a company to identify the median employee only once every three years, absent significant changes to the company’s employee population, employee compensation arrangements or median employee’s status during that period that would reasonably be expected to result in a significant change in the pay ratio. For 2020, we concluded that there have been no significant changes in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. However, in 2020, the original median employee experienced a change in circumstances that we believe would result in a significant change to our pay ratio disclosure. Accordingly, in accordance with SEC rules and regulations, we selected a new median employee whose compensation was substantially similar to the compensation of the original median employee before such change in circumstances, based on the compensation measures used to select the original median employee in 2019.
Arcosa used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the “original median employee” and to then select the median employee for 2020:
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•
Arcosa determined that, as of December 31, 2019, its employee population consisted of approximately 6,275 individuals working at Arcosa and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Code test.

•
As permitted under SEC rules, Arcosa adjusted the employee population to exclude 15 Canadian employees (or less than 1% of the employee population) such that a total of 6,260 individuals were used in determining the original median employee. For Arcosa’s employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2019 calendar year twelve-month average exchange rate.

•
Arcosa determined each employee’s base salary and cash performance incentive compensation paid during 2019 as reflected in Arcosa payroll records. Arcosa identified its original median employee from its adjusted employee population based on this compensation measure.

•
From our employee population, we used statistical sampling to collect additional compensation data for a group of employees who were paid within a relatively narrow range around our estimated median consistently applied compensation measure. From this group, we selected an employee for substitution who was reasonably representative of our workforce to be our original median employee.

The ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The specific dollar amounts used to determine the annual total compensation of the identified new 2020 “median employee” shown above are different from the actual compensation measure described above that was used to identify the “median employee” in 2019 and may not be comparable to the ratio used at other companies. Arcosa is disclosing this ratio in accordance with SEC requirements.
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DIRECTOR COMPENSATION
The following table summarizes the compensation paid by Arcosa to non-employee directors for the fiscal year ended December 31, 2020. Mr. Carrillo does not receive additional compensation for his services as a director of Arcosa.
Director Compensation Table
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Joseph Alvarado	$112,000	$130,004	$—	$—	$242,004
Rhys J. Best	112,000	230,007	—	5,000	347,007
David W. Biegler	132,000	130,004	60,705	8,516	331,225
Jeffrey A. Craig	112,000	130,004	—	5,000	247,004
Ronald J. Gafford	127,000	130,004	—	15,418	272,422
John W. Lindsay	112,000	130,004	—	756	242,760
Douglas L. Rock	132,000	130,004	—	4,903	266,907
Melanie M. Trent	112,000	130,004	—	5,000	247,004
(1)	Reflects the cash fees earned by directors for Board and committee service to Arcosa. Includes amounts deferred under the Arcosa, Inc. Deferred Plan for Director Fees (“Director Deferred Plan”).
(2)
Reflects awards of restricted shares and restricted stock units granted on May 5, 2020. These awards vest on May 5, 2021. For Mr. Best, this amount also includes his non-executive chairman retainer fee granted in the form of restricted stock units on January 2, 2020. The grant date fair value dollar amounts are computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the 2020 Annual Report.

(3)
As of December 31, 2020, the directors had Arcosa restricted stock and restricted stock units totaling as follows: Messrs. Alvarado, 3,788; Best, 32,843; Biegler, 30,429; Craig, 3,788; Gafford, 26,877; Lindsay, 7,340; Rock, 24,726; and Ms. Trent, 3,788. In addition, Messrs. Best, Biegler, Gafford, and Rock held deferred restricted stock units of our Former Parent for which they received Arcosa deferred restricted stock units based on the same distribution ratio of one Arcosa share for every three shares of Trinity that the Trinity shareholders received. As of December 31, 2020, these directors held the following deferred restricted stock units of our Former Parent: Messrs. Best, 69,970; Biegler, 69,276; Gafford, 69,276; and Rock, 50,795.

(4)	Represents for Mr. Biegler the above market earnings from the interest rate equivalent under the Director Deferred Plan. See “Director Compensation Discussion.”
(5)
For each of Messrs. Best, Biegler, Craig, Gafford, and Ms. Trent, includes a matching contribution by Arcosa in his or her name pursuant to Arcosa’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual. Also includes dividend equivalents earned on phantom stock units for Messrs. Biegler, Gafford, Lindsay, and Rock.

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Director Compensation Discussion
In December 2019, the G&S Committee conducted its annual review, pursuant to the G&S Committee Charter, of non-employee director compensation. Following a review of comparative market analysis provided by the Compensation Consultant, the G&S Committee approved and recommended to the Board for its approval, and the Board approved, the following changes to non-employee director compensation, effective January 1, 2020:
•
eliminated cash fees for regularly scheduled Board and committee meetings, with a $2,000 cash meeting fee payable beginning with the second non-regularly scheduled meeting of each of the Board and its committees;

•	in lieu of meeting fees, increased the annual cash retainer for non-employee directors to $110,000.
The following table sets forth the components of 2020 compensation for our non-employee directors approved by the Board:
2020 Compensation Element	Amount
Annual Cash Retainer for Non-Employee Directors	$110,000
Annual Equity Award for Non-Employee Directors(1)	$130,000
Annual Cash Fees
Non-Executive Chair Retainer Fee(2)	$100,000
Chair of Governance and Sustainability Committee	$15,000
Chairs of Audit and Human Resources Committees	$20,000
Other Cash Fees
Board and Committee Additional Meeting Fee per meeting attended(3)	$2,000
Ad hoc or special assignment work performed for or at the request of the CEO, per diem	$2,000
(1)
Number of shares is based on the closing stock price on the date of grant. The annual equity award is granted following the Annual Meeting for continuing directors in the form of restricted stock with one-year cliff vesting or deferred restricted stock units that vest in one year but remain deferred until a qualifying termination of service from the Board, with the decision being made at the election of the individual director. Following the director's qualifying termination of services, vested deferred restricted stock units convert into shares of Common Stock equal to the number of units.

(2)	The Non-Executive Chair Retainer Fee may be paid, at the Chair's election, in the form of cash or deferred restricted stock units.
(3)
The Additional Meeting Fee is payable to members of the Board or members of Board committees for their attendance of each meeting attended, beginning with the second non-regularly scheduled meeting of the Board or its committees.

Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the cash retainers and fees to be paid to him or her. Deferred amounts are credited to an account on the books of Arcosa and treated as if invested either at an interest rate equivalent (5% in 2020) or, at the director’s prior election, in units (“phantom stock units”) of the Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account. The phantom stock units are settled only in cash. Phantom stock units are credited with amounts equivalent to dividends paid on the Common Stock. Upon a qualifying termination, the value of the Director Deferred Plan account will be paid in cash to the director in a lump sum or in annual installments not exceeding ten years according to the director’s prior election.
Fees deferred pursuant to the Director Deferred Plan are credited to the director’s Director Deferred Plan account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.
Messrs. Carrillo, Biegler, Gafford, and Rock participated in our Former Parent's deferred plan for director fees. In connection with the Separation, amounts accumulated under this plan were transferred to Arcosa's Director Deferred Plan and continue to be deferred until a qualifying termination under the Director Deferred Plan.
To further align our non-employee directors’ and shareholders’ interests, we require that the directors hold shares of our Common Stock in an amount equal to five times the annual Board retainer within five years of becoming a director. All of our directors have met or are on track to meet the ownership requirements.
Non-employee directors may also participate in Arcosa's matching gift program on the same terms as our employees. Under the program, Arcosa matches contributions up to $5,000 per year, per director, to charitable organizations.
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TRANSACTIONS WITH RELATED PERSONS
Review, Approval, and Ratification of Transactions with Related Persons
The G&S Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the G&S Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of Arcosa’s directors, executive officers, certain shareholders, and any of their respective immediate family members. The policy applies to “Related Person Transactions,” which are transactions in which Arcosa participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and, in consultation with the CEO and CFO, will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the G&S Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the G&S Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:
•	the benefits to Arcosa of the Related Person Transaction;
•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder, or executive officer;
•	the availability of other sources for comparable products and services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or employees generally.
After reviewing such information, the G&S Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of Arcosa and its shareholders.
Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation. In 2020, Arcosa did not enter into any Related Person Transaction of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents the beneficial ownership of Arcosa’s Common Stock as of March 15, 2021 for (i) each person beneficially owning more than 5% of the outstanding shares of Arcosa’s Common Stock, (ii) each director and nominee for director of Arcosa, (iii) each executive officer of Arcosa listed in the Summary Compensation Table, and (iv) all of Arcosa’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of Arcosa’s directors and executive officers is c/o Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201.
Name	Amount and Nature of Ownership of Common Stock(1)	Percent of Class(2)
Directors:
Joseph Alvarado	9,485	*
Rhys J. Best	48,917	*
David W. Biegler	38,501	*
Jeffrey A. Craig	9,485	*
Ronald J. Gafford	26,877	*
John W. Lindsay	9,485	*
Douglas L. Rock	28,278	*
Melanie M. Trent	9,485	*
Named Executive Officers:
Antonio Carrillo	32,402	*
Scott C. Beasley	17,262	*
Kerry S. Cole	19,171	*
Jesse E. Collins, Jr.	11,082	*
Reid S. Essl	14,263	*
Bryan P. Stevenson	7,602	*
All Directors and Executive Officers as a Group (14 persons):	282,295	*
Other 5% Owners:
Capital International Investors	3,767,849(3)	7.8%
The Vanguard Group	4,838,479(4)	10.0%
BlackRock, Inc.	7,355,229(5)	15.3%
*	Less than one percent (1%)
(1)
Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through restricted stock units held as of March 15, 2021, or within 60 days thereafter, as follows: Best, 32,843; Biegler, 30,429; Carrillo, 5,736; Gafford, 23,089; Lindsay, 7,340; Rock, 20,938; Trent, 3,788; and all directors and executive officers as a group, 124,163 shares. At March 15, 2021, no directors or executive officers had any shares pledged as security.

(2)	Percentage ownership is based on number of shares of Common Stock outstanding as of March 15, 2021.
(3)
Capital International Investors, 333 South Hope Street, 55th Fl., Los Angeles, CA 90071, reported to the SEC on Schedule 13G filed on February 16, 2021, that it has sole voting power over 2,510,058 shares, and sole dispositive power over 3,767,849 shares.

(4)
The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an amendment to Schedule 13G filed on February 10, 2021, that they have shared voting power over 47,673 shares, sole dispositive power over 4,752,495 shares, and shared dispositive power over 85,984 shares.

(5)
BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed January 26, 2021, that they have sole voting power over 7,274,550 shares and sole dispositive power over 7,355,229 shares.

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ADDITIONAL INFORMATION
Shareholder Proposals for the 2022 Proxy Statement
Shareholder proposals to be presented at the 2022 Annual Meeting of Shareholders, for inclusion in Arcosa’s proxy statement and form of proxy relating to the meeting pursuant to SEC Rule 14a-8, must be received by Arcosa at its offices in Dallas, Texas, addressed to the Corporate Secretary of Arcosa, no later than November 23, 2021. Upon timely receipt of any such proposal, Arcosa will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.
Director Nominations or Other Business for Presentation at the 2022 Annual Meeting
Our Bylaws establish advance notice procedures with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. These procedures provide, generally, that shareholders desiring to place in nomination persons for directors and/or bring a proper subject of business before an annual meeting must do so by a written notice timely received (on or before February 3, 2022, but no earlier than January 4, 2022, for the 2022 Annual Meeting of Shareholders) to the Corporate Secretary of Arcosa. Shareholders should review the specific procedures set forth in the Bylaws regarding the exact information required. Copies of the Bylaws are available from the Corporate Secretary at Arcosa, 500 N. Akard St., Suite 400, Dallas, TX 75201.
Annual Report on Form 10-K
Arcosa will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2020 (not including exhibits and documents incorporated by reference), the Proxy Statement for this Annual Meeting, and the annual report and proxy materials for future annual meetings (once available) at your request. Please direct all requests to Mark J. Elmore, Associate General Counsel and Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201. These materials also are available, free of charge, on our website at ir.arcosa.com or at the website of the SEC at www.sec.gov.
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OTHER BUSINESS
Management of Arcosa is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are properly presented for action at the meeting, it is the intention of the persons named as proxies in the proxy card or electronic voting form to vote in accordance with their judgment on such matters.
By Order of the Board of Directors,

MARK J. ELMORE
Associate General Counsel and Corporate Secretary
March 23, 2021
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ANNEX A - Reconciliation of Non-GAAP Financial Measures
This Proxy Statement contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP financial information is provided as supplemental information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies.
Reconciliations of each of the non-GAAP financial measures to the closest GAAP measure are set forth in the tables below.
Adjusted EBITDA
($ in millions)
“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. We adjust EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted EBITDA”). GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors.
	Year Ended December 31,
	2020	2019
Revenues	$1,935.6	$1,736.9

Net income	106.6	113.3
Add:
Interest expense, net	10.2	5.4
Provision for income taxes	31.6	33.5
Depreciation, depletion, and amortization expense(1)	114.5	85.8
EBITDA	262.9	238.0
Add:
Impact of acquisition-related expenses(2)	10.3	2.0
Impairment charge	7.1	—
Other, net (income) expense(3)	3.4	0.7
Adjusted EBITDA	$283.7	$240.7
(1)	Includes the impact of the fair value markup of acquired long-lived assets.
(2)	Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3)	Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $3.6 million and $1.5 million for the year ended December 31, 2020 and 2019, respectively.
Adjusted Segment EBITDA
($ in millions)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. We adjust Segment EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted Segment EBITDA”). GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and
2021 PROXY STATEMENT | 53

as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors.
	Year Ended December 31,
	2020	2019	2018
Construction Products
Revenues	$593.6	$439.7	$292.3

Operating Profit	74.7	52.7	50.4
Add: Depreciation, depletion, and amortization expense	60.1	38.0	21.9
Segment EBITDA	134.8	90.7	72.3
Add: Impact of acquisition-related expenses(1)	2.9	1.4	0.8
Add: Impairment charge	0.8	—	—
Adjusted Segment EBITDA	$138.5	$92.1	$73.1

Engineered Structures
Revenues	$877.7	$836.6	$780.1

Operating Profit	80.2	100.7	28.6
Add: Depreciation and amortization expense	31.5	27.9	29.7
Segment EBITDA	111.7	128.6	58.3
Add: Impact of acquisition-related expenses(1)	2.8	—	—
Add: Impairment charge	1.3	—	23.2
Adjusted Segment EBITDA	$115.8	$128.6	$81.5

Transportation Products
Revenues	$466.5	$465.7	$391.4

Operating Profit	54.6	46.8	48.4
Add: Depreciation and amortization expense	18.0	16.3	15.5
Segment EBITDA	72.6	63.1	63.9
Add: Impact of acquisition-related expenses(1)	—	0.6	—
Add: Impairment charge	5.0	—	—
Adjusted Segment EBITDA	$77.6	$63.7	$63.9

Operating Loss - All Other	$—	$—	$(0.1)
Operating Loss - Corporate	(57.7)	(47.3)	(32.1)
Impact of acquisition-related expenses - Corporate(1)	4.6	—	—
Eliminations	—	—	(0.3)
Add: Corporate depreciation expense	4.9	3.6	0.5
Adjusted EBITDA	$283.7	$240.7	$186.5
(1)	Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
2021 PROXY STATEMENT | 54

Pre-tax Return on Capital
($ in millions)
“Pre-tax Return on Capital” is defined as Adjusted EBITDA divided by the rolling five-quarter average of current assets, plus net property plant and equipment, minus current liabilities (excluding the current portion of long-term debt). GAAP does not define Pre-tax Return on Capital and it should not be considered as alternatives to earnings measures defined by GAAP, including operating profit and net income. We use Pre-tax Return on Capital to asses the operating returns of our business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value.
	As of
	December 31, 2019	March 31, 2020	June 30, 2020	September 31, 2020	December 31, 2020
Current assets	$757.2	$772.0	$705.9	$740.6	$664.9
Property, plant, and equipment, net	816.2	891.7	892.7	894.8	913.3
Current liabilities	(284.0)	(279.0)	(285.9)	(312.2)	(310.3)
Current portion of long-term debt	3.7	4.6	4.5	4.2	6.3
	$1,293.1	$1,389.3	$1,317.2	$1,327.4	$1,274.2

5-quarter average					$1,320.2
Trailing twelve month Adjusted EBITDA					$283.7
Pre-tax Return on Capital					21.5%
	As of
	December 31, 2018	March 31, 2019	June 30, 2019	September 31, 2019	December 31, 2019
Current assets	$667.0	$617.8	$622.9	$674.4	$757.2
Property, plant, and equipment, net	803.0	801.9	814.3	815.0	816.2
Current liabilities	(234.2)	(245.8)	(203.1)	(223.8)	(284.0)
Current portion of long-term debt	1.8	1.8	1.1	1.1	3.7
	$1,237.6	$1,175.7	$1,235.2	$1,266.7	$1,293.1

5-quarter average					$1,241.7
Trailing twelve month Adjusted EBITDA					$240.7
Pre-tax Return on Capital					19.4%
2021 PROXY STATEMENT | 55

ARCOSA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ACA2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38313-P50196

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCOSA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II and Class III Directors

Nominees:

Class II Directors	For	Against	Abstain
1a. Joseph Alvarado	☐	☐	☐
1b. Jeffrey A. Craig	☐	☐	☐
1c. John W. Lindsay	☐	☐	☐
Class III Directors			
1d. Rhys J. Best	☐	☐	☐
1e. David W. Biegler	☐	☐	☐
1f. Antonio Carrillo	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
3. Ratify the Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report/Form 10-K are available at www.proxyvote.com

D38314-P50196

ARCOSA, INC.
Annual Meeting of Shareholders
Tuesday, May 4, 2021 at 8:30 a.m. CDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Antonio Carrillo, Bryan Stevenson, and Mark Elmore, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcosa, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/ACA2021 on Tuesday, May 4, 2021, at 8:30 a.m. CDT, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side